                          Offer to Purchase for Cash
                All Outstanding Shares of Class A Common Stock
                                      of
                              DIGEX, INCORPORATED
                                      at
                              $0.80 Net Per Share
                                      by
                                WORLDCOM, INC.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
    AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 24, 2003
                         UNLESS THE OFFER IS EXTENDED.

   YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF DIGEX, INCORPORATED ("DIGEX") COMPRISED OF DIRECTORS INDEPENDENT OF WORLDCOM, INC. HAS (i) DETERMINED THAT THE OFFER (AS HEREINAFTER DEFINED) IS FAIR TO AND IN THE BEST INTERESTS OF THE UNAFFILIATED HOLDERS OF CLASS A COMMON STOCK OF DIGEX AND (ii) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE HOLDERS OF CLASS A COMMON STOCK OF DIGEX. SEE "SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

   ON AUGUST 25, 2003, LANE, BERRY & CO. INTERNATIONAL, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, DELIVERED AN OPINION TO THE SPECIAL COMMITTEE TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY THE UNAFFILIATED HOLDERS OF CLASS A COMMON STOCK OF DIGEX WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW.

   THIS OFFER IS CONDITIONED ON THE TENDER OF SUFFICIENT SHARES OF CLASS A COMMON STOCK SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WE AND OUR SUBSIDIARIES COLLECTIVELY OWN OR HAVE THE DEFINITIVE RIGHT TO ACQUIRE AT LEAST 90% OF THE SHARES OF CLASS A COMMON STOCK (THE "MINIMUM CONDITION"). THIS OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS. SEE "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER."

                               -----------------

                                August 27, 2003

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 SUMMARY TERM SHEET.......................................................   1
 QUESTIONS AND ANSWERS ABOUT THE OFFER....................................   3
 INTRODUCTION.............................................................  10
 SPECIAL FACTORS..........................................................  12
  1. BACKGROUND OF THE OFFER..............................................  12
  2. PURPOSE AND STRUCTURE OF THE OFFER...................................  19
  3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE
     MERGER...............................................................  20
  4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE
     OFFER................................................................  21
  5. POSITION OF MCI REGARDING FAIRNESS OF THE OFFER......................  30
  6. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.........................  32
  7. STRUCTURE OF MCI'S OWNERSHIP AND OPERATING ARRANGEMENTS OF DIGEX.....  33
  8. DISSENTERS' RIGHTS...................................................  36
  9. BENEFICIAL OWNERSHIP OF COMMON STOCK.................................  36
 10. TRANSACTIONS AND ARRANGEMENTS CONCERNING CLASS A COMMON STOCK........  38
 11. RELATED PARTY TRANSACTIONS...........................................  40

 THE TENDER OFFER.........................................................  43
  1. TERMS OF THE OFFER; EXPIRATION DATE..................................  43
  2. ACCEPTANCE FOR PAYMENT AND PAYMENT...................................  44
  3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES..............  45
  4. WITHDRAWAL RIGHTS....................................................  48
  5. PRICE RANGE OF THE SHARES; DIVIDENDS.................................  49
  6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
     REGISTRATION.........................................................  50
  7. CERTAIN INFORMATION CONCERNING DIGEX.................................  51
  8. SELECTED CONSOLIDATED FINANCIAL DATA OF DIGEX........................  52
  9. CERTAIN INFORMATION CONCERNING MCI, INTERMEDIA, BUSINESS INTERNET AND
     INTERMEDIA INVESTMENT................................................  52
 10. SOURCE AND AMOUNT OF FUNDS...........................................  55
 11. CERTAIN CONDITIONS TO THE OFFER......................................  55
 12. DIVIDENDS AND DISTRIBUTIONS..........................................  57
 13. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.................  57
 14. CERTAIN FEES AND EXPENSES............................................  59
 15. MISCELLANEOUS........................................................  60

SCHEDULE I Directors And Executive Officers Of MCI, Intermedia, Business
           Internet and Intermedia Investment

ANNEX A    Fairness Opinion Or Report

ANNEX B    Section 262 of the General Corporation Law of the State Of Delaware

                              SUMMARY TERM SHEET

   This summary highlights important information from this Offer to Purchase but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

- WorldCom, Inc., a Georgia corporation ("MCI"), is offering to purchase all of the outstanding shares of Class A Common Stock of Digex, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

- The tender price is $0.80 per share in cash, without interest thereon (the "Offer Price"). See "INTRODUCTION" and "THE TENDER OFFER--2. ACCEPTANCE FOR PAYMENT AND PAYMENT."

- We will not complete the tender offer unless a sufficient number of shares of Class A Common Stock are tendered such that the Minimum Condition is met. Based on 25,519,461 shares of Class A Common Stock currently outstanding, we believe that 18,959,416, or approximately 74.3%, of the outstanding shares of Class A Common Stock will need to be tendered to meet the Minimum Condition. See "SPECIAL FACTORS--2. PURPOSE AND STRUCTURE OF THE OFFER;--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER" and "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER."

- MCI owns 39,350,000 shares of Digex's Class B Common Stock indirectly through its subsidiaries, Intermedia Communications Inc. ("Intermedia"), Business Internet, Inc. ("Business Internet") and Intermedia Investment, Inc. ("Intermedia Investment"), and has entered into a definitive agreement to purchase all 50,000 outstanding shares of Digex's Series A Convertible Preferred Stock upon consummation of the Offer. If MCI converts the shares of Class B Common Stock and the Series A Convertible Preferred Stock into shares of Class A Common Stock, we will beneficially own 40,080,995, or approximately 61.1%, of the outstanding shares of Class A Common Stock. References in this document to the outstanding shares of Class A Common Stock on an "as-converted basis" mean (i) 25,519,461 shares of Class A Common Stock, the number of shares of such stock currently outstanding, plus
   (ii) the shares of Digex's Class A Common Stock that we would beneficially own following our conversion of shares of Digex's Class B Common Stock and Series A Convertible Preferred Stock. See "SPECIAL FACTORS--1. BACKGROUND OF THE OFFER;--10. TRANSACTIONS AND ARRANGEMENTS CONCERNING CLASS A COMMON STOCK" and "THE TENDER OFFER--9. CERTAIN INFORMATION CONCERNING MCI, INTERMEDIA, BUSINESS INTERNET AND INTERMEDIA INVESTMENT."

- This is a "going-private" transaction. If the tender offer is successful, we will own at least 90% of the outstanding shares of Class A Common Stock on an as-converted basis and we will cause Digex to merge with Intermedia Investment (the "Merger") and, as a result:

  . All of the outstanding shares of capital stock of Digex (or Intermedia Investment, if Digex shall not be the surviving corporation in the Merger) will be owned indirectly by MCI;

  . You will no longer have any interest in Digex's future earnings and growth;

  .   Digex will no longer be a public company; and

  . Digex shares will no longer trade on the Over the Counter Bulletin Board ("OTC BB").

See "INTRODUCTION," "SPECIAL FACTORS--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER" and "THE TENDER OFFER--6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

- A Special Committee of the Board of Directors of Digex comprised of directors independent of MCI (the "Special Committee"), has (i) determined that the Offer is fair to and in the best interests of the unaffiliated holders of Class A Common Stock of Digex and (ii) recommends acceptance of the Offer by the stockholders of Digex. See SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

- The Special Committee received a written opinion, dated August 25, 2003, from Lane, Berry & Co. International to the effect that, as of that date and subject to the assumptions and limitations contained in the opinion, the consideration to be received in the Offer by Digex's unaffiliated holders of Class A Common Stock is fair to such holders from a financial point of view. See SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

- The Offer is not conditioned on MCI or any of its subsidiaries obtaining any financing. See "THE TENDER OFFER--10. SOURCE AND AMOUNT OF FUNDS."

- Stockholders who sell their shares in the Offer will receive cash for their shares sooner than stockholders who wait for the Merger to occur. Any stockholders who do not tender their shares and dissent from the Merger may exercise appraisal rights in accordance with Delaware law. See "SPECIAL FACTORS--8. DISSENTERS' RIGHTS."

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

   The following are some of the questions that you, as a stockholder of Digex, may have and answers to those questions.

Who Is Offering to Buy My Securities?

   The offer to purchase all of the outstanding shares of Class A Common Stock of Digex is being made by MCI. MCI intends to effect the purchase pursuant to the Offer and then consummate the Merger through its indirect subsidiary Intermedia Investment. See "THE TENDER OFFER--9. CERTAIN INFORMATION CONCERNING MCI, INTERMEDIA, BUSINESS INTERNET AND INTERMEDIA INVESTMENT."

   MCI, Intermedia, Business Internet and Intermedia Investment, MCI's subsidiaries through which it holds its indirect equity interest ownership of Digex, are debtors in cases under chapter 11 of the Bankruptcy Code, styled In re MCI, Inc., et al., Chapter 11 Case No. 02-13533 (AJG), which are currently pending before the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). We have obtained the Bankruptcy Court's authorization and approval for the Offer and the payment of the related purchase price and fees and expenses.

How Much Are You Offering to Pay and What Is the Form of Payment?

   We are offering to pay $0.80 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses to the Information Agent or the Depositary. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE TENDER OFFER--2. ACCEPTANCE FOR PAYMENT AND PAYMENT."

What is the Market Value of My Shares as of a Recent Date?

   On August 21, 2003, the last trading day before MCI filed a motion with the Bankruptcy Court seeking to pay $0.80 per share in the Offer, the last quoted bid of the Class A Common Stock reported on the OTC BB was $0.64. On July 24, 2003, the last trading day before MCI's proposal to acquire the shares of Class A Common Stock was publicly announced, the last quoted bid of the Class A Common Stock reported on the OTC BB was $0.76 per share. We advise you to obtain a recent quotation for the shares in deciding whether to tender your shares. See "THE TENDER OFFER--5. PRICE RANGE OF THE SHARES; DIVIDENDS."

What is the Purpose of the Tender Offer?

   The purpose of the tender offer is for MCI and its subsidiaries to acquire all of the outstanding shares of Class A Common Stock that they do not already own and to provide you with value and liquidity for your shares at a price fair to the unaffiliated security holders of Digex (i.e., security holders other than MCI and its subsidiaries). If, following consummation of the Offer, MCI and its subsidiaries own less than 100% of the Class A Common Stock, MCI can acquire ownership of 100% of the Class A Common Stock pursuant to the Merger as effected under Section 253 of the Delaware General Corporation Law (the "DGCL"). Consummation of the Offer and the Merger will permit MCI to receive the benefits that result from ownership of all of the equity interest in Digex, including management and investment discretion with regard to future conduct of the business, the benefits of the profits generated by operations and increases, if any, in Digex's value. See "INTRODUCTION" and "SPECIAL FACTORS--1. BACKGROUND OF THE OFFER;--2. PURPOSE AND STRUCTURE OF THE OFFER; and--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER."

What are the Material Conditions to the Tender Offer?

   The Offer is conditioned upon the Minimum Condition, which requires that a sufficient number of shares of Class A Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer such that, after the purchase of shares pursuant to the Offer, we would beneficially own at least 90% of the outstanding shares of Class A Common Stock on an as-converted basis. The Offer is also subject to the condition that all conditions to the consummation of the purchase of the shares of the Series A Convertible Preferred Stock shall have been satisfied or waived (except for such conditions contemplated by such agreement to be fulfilled concurrent with the consummation of such purchase) and certain additional conditions described in this Offer to Purchase. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE; and--11. CERTAIN CONDITIONS TO THE OFFER."

How Was the Offer Price Determined?

   The Offer Price was determined as a result of discussions between MCI and the Special Committee. The Special Committee determined that the Offer Price represents a fair price based on the factors described in this Offer to Purchase, including the historical and projected performance of Digex. See "SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER; and--5. POSITION OF MCI REGARDING FAIRNESS OF THE OFFER."

Do You Have the Financial Resources to Make Payment?

   We estimate that we will need approximately $32.5 million to purchase all the shares of Class A Common Stock and all the shares of Series A Convertible Preferred Stock and to pay all the expenses involved in the Offer. We intend to pay the purchase price for these shares and related expenses using our existing cash and we have sufficient cash on hand to do so. See "THE TENDER OFFER--10. SOURCE AND AMOUNT OF FUNDS."

Is Your Financial Condition Relevant to My Decision to Tender in the Offer?

   We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash, and all of our funding will come from our existing cash on hand. The Offer is not subject to any financing condition and, as part of our pending chapter 11 proceedings, we have obtained the Bankruptcy Court's authorization and approval for the Offer and the payment of the related purchase price and fees and expenses. The purchase price for tendered shares and the fees and expenses relating to the Offer will constitute administrative expenses to be paid in full as part of such chapter 11 proceedings. See "THE TENDER OFFER--10. SOURCE AND AMOUNT OF FUNDS."

Is this Offer Recommended by the Board of Directors of Digex?

   THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF DIGEX HAS (i) DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE UNAFFILIATED HOLDERS OF CLASS A COMMON STOCK OF DIGEX AND (ii) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE HOLDERS OF CLASS A COMMON STOCK OF DIGEX. See "SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

Why was the Special Committee of the Board of Directors of Digex Formed and How was Membership on the Special Committee Determined?

   In October 2002, the Board of Directors of Digex formed a Special Committee to begin to explore strategic alternatives and/or transactions that would be in the best interests of all stakeholders in Digex, including a possible sale of Digex. In order to be in a position to evaluate all possible transactions, it was determined that the Special Committee should be comprised of the "independent directors" of the Board of Directors. As part of our acquisition of Intermedia in July 2001 and the settlement of stockholder litigation relating to such acquisition among Digex's stockholders, Intermedia and MCI, ARTICLE TWELFTH was added to Digex's Certificate of Incorporation. ARTICLE TWELFTH sets forth a process for approval of certain transactions among Digex and Intermedia or MCI by the "independent directors" of Digex. Under ARTICLE TWELFTH of Digex's Certificate of Incorporation, for purposes of a transaction involving MCI, an "independent director" is a member of the Board of Directors of Digex who (i) is not (a) an employee, agent or officer of MCI or any of MCI's subsidiaries (including Digex or any of its subsidiaries), (b) a director of MCI or (c) a relative of any of the foregoing and (ii) does not have any direct or indirect financial interest in MCI or any of its subsidiaries that is material to such member. See "SPECIAL FACTORS--1. BACKGROUND OF THE OFFER." The members of the Special Committee are the directors of Digex who satisfy the criteria for an "independent director" under ARTICLE TWELFTH.

What Position Does the Special Committee Take with Respect to the Offer?

   On August 25, 2003, the Special Committee unanimously determined that the terms of the Offer are fair to, and in the best interests of, the unaffiliated holders of Class A Common Stock of Digex and approved the Offer and the Merger and recommended that Digex's holders of Class A Common Stock accept the Offer and tender their shares of Class A Common Stock pursuant to the Offer. See "SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

Did the Special Committee Receive any Opinions, Appraisals or Reports Regarding the Fairness of the Offer?

   Yes. The Special Committee received a written opinion, dated August 25, 2003, from Lane, Berry & Co. International, to the effect that, as of such date and subject to the assumptions and limitations contained in the opinion, the consideration to be received in the Offer by Digex's unaffiliated holders of Class A Common Stock is fair to such holders from a financial point of view.

How Long Do I Have to Decide Whether to Tender in the Offer?

   You will have at least until 12:00 midnight, New York City time, on Wednesday, September 24, 2003, to decide whether to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE; and--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

Can the Offer Be Extended and Under What Circumstances?

   We reserve the right to extend the Offer in our sole discretion. If we choose to do so, you will be able to tender your shares until 12:00 midnight, New York City time, on the new expiration date. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

Can the Offer be Amended and Under What Circumstances?

   Subject to the provisions of applicable law, we reserve the right to amend the Offer in our sole discretion; provided that no such amendment will eliminate or change the Minimum Condition. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

How Will I Be Notified if the Offer is Amended or Extended?

   We will announce any amendment of the tender offer by making a public announcement. If we extend the Offer, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. We will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment or extension, as applicable. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

Will there be a Subsequent Offering Period?

   Maybe. We may elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if one is included, will be an additional period of time, between three and 20 business days in length following the expiration of the Offer and the purchase of Class A Common Stock by us in the Offer, during which stockholders may tender shares not tendered in the Offer, and receive $0.80 per share, or any higher price paid in the Offer. During any subsequent offering period, tendering stockholders will not have withdrawal rights and we will promptly purchase and pay for any shares of Class A Common Stock tendered, at the same price paid in the Offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE."

How Do I Tender My Shares?

   To tender your shares of Class A Common Stock, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to Continental Stock Transfer & Trust Company, at its address set forth on the back cover of this Offer to Purchase, not later than the time the Offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver everything that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three National Association of Securities Dealers Automatic Quotation System, Inc. trading days. However, the Depositary must receive the missing items within that three-day trading period or your shares will not be validly tendered. See "THE TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

Until What Time Can I Withdraw Previously Tendered Shares?

   You can withdraw previously tendered shares at any time until the Offer has expired and, if we have not agreed to accept your shares for payment by September 24, 2003, you can withdraw them at any time after such time until we do accept your shares for payment. See "THE TENDER OFFER--1. TERMS OF THE OFFER; EXPIRATION DATE" and "--SECTION 4. WITHDRAWAL RIGHTS."

How Do I Withdraw Previously Tendered Shares?

   To withdraw shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See "THE TENDER OFFER--4. WITHDRAWAL RIGHTS."

Is this the First Step in a Going-Private Transaction?

   Yes. Assuming the Minimum Condition is satisfied, MCI, through Intermedia Investment, will acquire the shares of Class A Common Stock that were not tendered in the Offer pursuant to the Merger--as part of which Digex would be merged with Intermedia Investment. Upon such Merger, Digex will cease to be a public company. See "INTRODUCTION," "SPECIAL FACTORS--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER" and "THE TENDER OFFER--6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

Will the Tender Offer Be Followed by the Merger if Not All of the Publicly Traded Shares of Digex are Tendered in the Offer?

   Assuming the Minimum Condition is satisfied, MCI, through Intermedia Investment, will acquire all of the shares of Class A Common Stock that were not tendered in the Offer at a price equal to that paid in the Offer. Pursuant to Section 253 of the DGCL, a company owning 90% of the outstanding shares of each class of the stock of a corporation that would be entitled to vote on a merger (a "Subsidiary") can merge the Subsidiary into such company or merge itself into such Subsidiary without the approval of the Subsidiary's stockholders by adoption by the company's board of directors of a resolution setting forth the terms and conditions of the merger, including, if such company does not own all of the outstanding stock of the Subsidiary, the securities, cash, property or rights to be issued, paid, delivered or granted by such company upon surrender of each share of the Subsidiary not owned by such company. If the Offer and Merger are consummated as intended, all of the remaining stockholders of Digex (other than MCI and its affiliates) who did not tender their shares in the Offer will receive either the price paid in the Offer or appraisal rights pursuant to Section 262 of the DGCL (such appraisal rights hereinafter referred to as "Dissenters' Rights"). See "SPECIAL FACTORS--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER."

   If the Offer is not consummated, MCI intends to evaluate its options with respect to its ownership interest in Digex. Such options may include the acquisition of all of the outstanding shares of Class A Common Stock by effecting a merger of Digex under the standard merger provision of Delaware law, Section 251 of the DGCL. MCI's indirect beneficial ownership of voting interests of Digex already provides MCI with the requisite voting power to effect such a merger. However, MCI believes that the consummation of the Offer followed by consummation of the Merger in accordance with Section 253 of the DGCL will eliminate the likely delay and additional expense to Digex and MCI that such a standard merger would require and will provide the stockholders of Digex with payment for their shares of Class A Common Stock in a more timely fashion. Moreover, MCI is uncertain that Digex would have sufficient funds to meet its needs during the period required to consummate a standard merger, raising doubts as to Digex's ability to continue to operate as a going concern during such period.

If I Decide Not to Tender But the Minimum Condition is Satisfied, How Will the Offer Affect My Shares?

   As indicated above, MCI, through Intermedia Investment, intends to acquire ownership of the remaining shares of Class A Common Stock pursuant to the Merger. Stockholders not tendering their shares of Class A Common Stock in the Offer (or tendering and properly withdrawing) would receive as part of the Merger the same amount of cash per share that they would have received had they tendered their shares in the Offer, but the payment of such cash may occur at a time later than the payment for the tendered shares in the Offer. Notwithstanding the foregoing, if you demand and properly perfect appraisal rights available to you in connection with the Merger (but not in the Offer) and therefore seek appraisal of your shares pursuant to Section 262 of the DGCL, you will not receive cash in the Merger, but rather you will be entitled to payment of the fair value of your shares in accordance with Section 262 of the DGCL. The appraisal process may result in your receiving an amount that is less than, more than or equal to the Offer Price you would have received had you tendered your shares in the Offer. See "SPECIAL FACTORS--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND MERGER;--8. DISSENTERS' RIGHTS" and "THE TENDER OFFER--6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

Does the Tender Offer provide any Benefit to Digex?

   Yes. Consummation of the Offer and the Merger will relieve the burdens on Digex that relate to the constraints and additional costs to operate Digex as a separate company with an independent stockholder base, including without limitation, monitoring and resolving potential conflicts of interest between MCI and Digex, and will help alleviate and resolve the liquidity and financial concerns of Digex. Moreover, if the Offer is successful and the Merger is consummated, all of the outstanding shares of capital stock of Digex (or Intermedia Investment, if Digex shall not be the surviving corporation in the Merger) will be owned by MCI and be privately held, which will reduce the commitment of management resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with Digex's obligations and reporting requirements under the securities laws, including the costs of preparing, printing and mailing annual reports and proxy statements and the fees and expenses of a transfer agent and registrar. Digex would also experience cost savings related to insurance and auditing fees.

What are the Federal Income Tax Consequences of Tendering my Shares?

   Sale or exchange of shares of Class A Common Stock pursuant to the Offer, the Merger or upon the exercise of Dissenters' Rights will be a taxable transaction for federal income tax purposes. If you sell or exchange shares of Class A Common Stock pursuant to the Offer, the Merger or upon the exercise of Dissenters' Rights, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the shares of Class A Common Stock sold or exchanged pursuant to the Offer, the Merger or the exercise of Dissenters' Rights, as the case may be. This gain or loss will be capital gain or loss, provided the shares of Class A Common Stock are held as capital assets and the capital gain or loss will be long term if, as of the date of sale or exchange, the shares of Class A Common Stock were held for more than one year or will be short term if, as of such date, you held the shares of Class A Common Stock for one year or less. You are urged to consult with your own tax advisors regarding the tax consequences of tendering your shares in the Offer.

What are my Rights if I do not Tender my Shares and I am Against the Merger?

   If you do not tender your shares in the Offer, you may be entitled to Dissenters' Rights in connection with the Merger. See "SPECIAL FACTORS--8. DISSENTERS' RIGHTS."

Who Can I Talk To if I Have Questions about the Tender Offer?

   You can call Georgeson Shareholder Communications Inc. at (212) 440-9800 (banks and brokers call collect) or (866) 295-8105 (call toll free). Georgeson Shareholder Communications Inc. is acting as the Information Agent for our Offer. See the back cover of this Offer to Purchase.

                                   IMPORTANT

   If you wish to tender all or any part of your shares of Class A Common Stock, before the Offer expires you must:

- If the shares are registered in your name, follow the instructions described in "THE TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your stock certificates and any other required items, to Continental Stock Transfer & Trust Company, as Depositary for the Offer; or

- If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender them for you.

   If you want to tender shares and the certificates for the shares are not immediately available, or cannot be delivered to the Depositary, or you cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, prior to expiration of the Offer, then you must tender the shares pursuant to the guaranteed delivery procedure set forth in "THE TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

   To properly tender shares, stockholders must validly complete the Letter of Transmittal.

   If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Georgeson Shareholder Communications Inc., as Information Agent for the Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

   WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY MCI, INTERMEDIA, BUSINESS INTERNET, INTERMEDIA INVESTMENT OR DIGEX.

To:  All Holders of Shares of Class A Common Stock of Digex, Incorporated

                                 INTRODUCTION

   MCI hereby offers to purchase all outstanding shares of Class A Common Stock of Digex at the Offer Price, upon the terms and subject to the conditions, including, but not limited to, the Minimum Condition, set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

   The Offer is not subject to any financing condition and we have obtained the authorization and approval for undertaking and consummating the Offer, including the payment of the related purchase price for the tendered shares and the fees and expenses incurred in connection with the Offer, of the Bankruptcy Court, in which our case, and the cases of several of our subsidiaries, including the subsidiaries through which we indirectly hold our equity interest in Digex, Intermedia, Business Internet and Intermedia Investment, styled In re MCI, Inc., et al., Chapter 11 Case No. 02-13533 (AJG), under chapter 11 of the Bankruptcy Code are currently pending. Therefore, the purchase price for tendered shares and related expenses for the Offer will constitute administrative expenses to be paid in full as part of such cases. See "THE TENDER OFFER--10. SOURCE AND AMOUNT OF FUNDS."

   As soon as practicable after the completion of the Offer or contemporaneously therewith (assuming satisfaction of all conditions to the Offer, including the Minimum Condition), MCI intends to cause the Merger of Digex with Intermedia Investment, our indirect subsidiary which directly holds our ownership in Digex, in accordance with the applicable provisions of the DGCL. Following the Merger, Digex or Intermedia Investment will be the surviving corporation. Upon the consummation of the Merger (the "Effective Time"), each issued and outstanding share of Class A Common Stock (other than shares of Class A Common Stock owned by MCI or any of its subsidiaries) will be converted into and represent the right to receive the consideration offered in the Merger.

   Because we intend to effect the Merger if the Offer is successful, we sought the approval of the independent directors of the Board of Directors of Digex. The Board of Directors had previously appointed the Special Committee comprised of members that are independent of MCI. Under Digex's Certificate of Incorporation (the "Digex Certificate") an independent director is defined as a board member who (i) is not (a) an employee, agent or officer of MCI or any of MCI's subsidiaries (including Digex and its subsidiaries), (b) a director of MCI or (c) a relative of any of the foregoing and (ii) does not have any direct or indirect financial interest in MCI or any of its subsidiaries that is material to such member. ARTICLE TWELFTH of the Digex Certificate ("Article Twelfth") provides that Digex will not enter into or engage in any "transaction," which is defined as a variety of transactions, including any merger or consolidation, with any "interested stockholder," which is defined to include MCI, Intermedia, Business Internet and Intermedia Investment, unless Digex shall have two or more independent directors (unaffiliated with the interested stockholder with respect to the proposed transaction) and a majority thereof shall have approved the transaction or, if the independent directors shall recommend not to approve the transaction, at least 66 2/3% of the remaining directors determines in good faith, at a meeting duly called pursuant to Digex's bylaws, that the proposed transaction is fair to Digex and its stockholders and sets forth its reasons for such determination in the records of such meeting.

   THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF DIGEX, FOR THE REASONS STATED HEREIN, HAS (i) DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE UNAFFILIATED HOLDERS OF CLASS A COMMON STOCK OF DIGEX AND (ii) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE HOLDERS OF CLASS A COMMON STOCK OF DIGEX. See "SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

   On August 25, 2003, Lane, Berry & Co. International delivered an opinion to the Special Committee to the effect that, as of such date and subject to the assumptions and limitations contained therein, the consideration to be received in the Offer by the unaffiliated holders of Class A Common Stock was fair to such holders from a financial point of view. A copy of the opinion of Lane, Berry & Co. International is attached hereto as Annex A.

   If the Minimum Condition is not satisfied, MCI intends to evaluate its options to acquire direct or indirect beneficial ownership of the remainder of the outstanding shares of Class A Common Stock, including, without limitation, by causing a subsidiary of MCI to propose a merger with Digex that could be on terms that are the same or different from the terms of this Offer. Adoption of any such merger agreement would require the approval of the independent directors of the Board of Directors of Digex or of 66 2/3% of the other directors and the affirmative vote of the holders of at least 50% of the outstanding voting interests of Digex, which includes both the Class A Common Stock and the Class B Common Stock, par value $.01 per share ("Class B Stock"), of Digex voting together as a single class (collectively, the "Common Stock"). While MCI currently owns, through the ownership of all 39,350,00 outstanding shares of the Class B Stock by its indirect subsidiary Intermedia Investment, approximately 93.9% of the voting interests of the Common Stock, thereby assuring stockholder approval of a merger on terms acceptable to MCI and Digex, we believe that the consummation of the Offer and the Merger will be significantly faster than making a proposal for consideration by the Board of Directors of Digex, negotiating a merger agreement and thereafter complying with the applicable securities laws in the stockholder approval of such a merger. We note that approximately 74.3% of the shares of Class A Common Stock not owned by us or our subsidiaries would need to be tendered to satisfy the Minimum Condition and we believe that acceptance of the Offer by this many stockholders provides meaningful procedural protection to the unaffiliated security holders of Digex. See "SPECIAL FACTORS--4. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER; and--5. POSITION OF MCI REGARDING FAIRNESS OF THE OFFER."

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Class A Common Stock by MCI pursuant to the Offer. However, tendering stockholders may be subject to a required backup federal income tax withholding at a statutory established rate (28% for reportable payments made in 2003) unless such stockholders, in accordance with United States Treasury Regulations: (i) deliver a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate or (ii) properly provide such stockholders' taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). Tendering stockholders who own their shares of Class A Common Stock through a broker or other nominee may be charged a fee by such broker or other nominee for tendering the shares of Class A Common Stock on behalf of such stockholders. MCI will pay all charges and expenses of Continental Stock Transfer & Trust Company, as Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--14. CERTAIN FEES AND EXPENSES."

   This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER

                         RELATIONSHIP OF MCI AND DIGEX

  MCI's Ownership Interest in Digex

   MCI acquired its equity ownership in Digex as part of its acquisition of Intermedia on July 1, 2001. As part of such acquisition MCI caused a wholly owned subsidiary to merge with and into Intermedia, with Intermedia, as the surviving corporation, becoming a subsidiary of MCI. As a result of its acquisition of Intermedia, MCI acquired indirect beneficial ownership of 39,350,000 shares of Class B Stock. All of the shares of Class B Stock are held directly by Intermedia Investment, a wholly owned subsidiary of Business Internet, which is a wholly owned subsidiary of Intermedia.

   Shares of Class B Stock are identical in rights to the shares of Class A Common Stock, except that each share of Class B Stock is entitled to ten votes, as compared to one vote for each share of Class A Common Stock, and each share of Class B Stock is convertible, at the option of the holder thereof, into a share of Class A Common Stock. Except as required by applicable law, the Class A Common Stock and the Class B Stock vote together as a single class, which includes matters submitted to the stockholders of Digex for approval such as any merger or consolidation with respect to Digex or sale of all or substantially all of the assets of Digex.

   Therefore, MCI, indirectly through Intermedia, Business Internet and Intermedia Investment, owns approximately 93.9% of the voting interests of Digex (calculated based upon Class A Common Stock and Class B Stock voting together as a single class) and approximately 60.7% of the outstanding shares of Common Stock.

  Commercial Agreements and Note Purchase Agreements

   In addition to the ownership interest in Digex, MCI or its affiliates have entered into several commercial agreements with Digex (collectively, the "Digex Commercial Agreements"). See "SPECIAL FACTORS--11. RELATED PARTY TRANSACTIONS." These agreements include: (i) a master channel agreement, dated January 1, 2001 (the "Master Channel Agreement"), pursuant to which MCI WorldCom Network Services, Inc. ("WNS") rebrands Digex Managed Hosting Services and distributes such services as MCI Managed Hosting Services; (ii) a master facilities agreement, dated January 1, 2001, pursuant to which WNS licenses to Digex the right to occupy space and agrees to provide to Digex ancillary services in certain of our data centers; and (iii) a UUNet Multi-Megabit Agreement, dated October 18, 2000, pursuant to which Digex purchases bandwidth and connectivity from UUNet Technologies, Inc.

   In addition to the Digex Commercial Agreements, MCI has entered into two Note Purchase Agreements (the "Note Purchase Agreements") with Digex, pursuant to which Digex borrowed funds from MCI: (i) a Note Purchase Agreement for $102,200,000 Floating Rate Senior Notes due December 31, 2002 ("First Note Purchase Agreement"); and (ii) a Note Purchase Agreement for $25,000,000 Floating Rate Senior Notes due December 31, 2003 ("Second Note Purchase Agreement"). See "SPECIAL FACTORS -- 11. RELATED PARTY TRANSACTIONS." The First Note Purchase Agreement and the Digex Commercial Agreements were entered into pursuant to the terms of a settlement among Digex stockholders, Intermedia, and MCI, which settlement was approved by the Delaware Chancery Court in March 2001 ("Digex Settlement"). Funds made available under the First Note Purchase Agreement funded Digex's business plans for 2001 and 2002. Under the First Note Purchase Agreement, MCI had the option, though not the obligation, to also provide funding for Digex to implement its business plan in 2003. In December 2002, Digex exercised its right to extend the maturity of all outstanding notes under the First Note Purchase Agreement to December 31, 2006. Having exercised that right, the First Note Purchase Agreement obligates Digex to make equal monthly straight-line amortization payments on the outstanding principal amount due to MCI.

   The Second Note Purchase Agreement, which was entered into subsequent to the First Note Purchase Agreement and the Digex Commercial Agreements, was not a condition of the Digex Settlement. Digex borrowed the entire $25 million available under the Second Note Purchase Agreement in 2001. Interest is payable on the notes issued under the Second Note Purchase Agreement on a monthly basis. Principal is due in a single payment at maturity--December 31, 2003. Unlike the First Note Purchase Agreement, Digex does not have the option to extend the maturity of the notes under the Second Note Purchase Agreement.

  Procedural Safeguards Relating to Transactions between MCI, Intermedia and
  Digex

   In connection with the Digex Settlement, MCI, Intermedia and Digex agreed to amend the Digex Certificate to provide certain procedural safeguards in connection with any transactions involving interested stockholders. The new Article Twelfth provides that Digex may not enter into any Transaction (as defined below) unless (1) there are two or more independent directors and (2) the prior written approval of a majority of the independent directors then in office is obtained. Such requirements are not necessary if (1) the Transaction is first reviewed by the independent directors then in office and their recommendation to the entire board of directors is not to approve the Transaction and (2) despite such recommendation, at least 66 2/3% of the entire board of directors determines that such Transaction is fair to Digex and its stockholders and the reasons for such determination are set forth in the minutes of the meeting. Each of MCI and Intermedia are interested stockholders.

   In the Digex Certificate, "Transaction" is defined as (1) a transaction (or a series of related transactions) involving the sale, lease or other transfer of assets, products, property (tangible or intangible) or services by any interested stockholder to Digex or any of its direct or indirect subsidiaries, or by Digex or any of its direct or indirect subsidiaries to any interested stockholder, having a value in excess of $1,000,000; (2) any merger or consolidation of Digex or any of its direct or indirect subsidiaries with or into any interested stockholder; (3) the repurchase by Digex or any of its direct or indirect subsidiaries of any of its capital stock or other securities from any interested stockholder; (4) the issuance or transfer by Digex or any of its direct or indirect subsidiaries of any of its capital stock or other securities to any interested stockholder; and (5) any other transaction that would constitute a business combination under Section 203(c)(3)(i)-(iv) of the DGCL.

   Since its adoption, Digex, MCI and Intermedia have complied with the requirements of Article Twelfth of the Digex Certificate.

  Matters Relating to MCI Bankruptcy

   In January 2003, Digex filed proof of claims in our chapter 11 proceedings for more than $157 million of claims relating to amounts due to Digex from us, including claims under the Digex Commercial Agreements. The primary component of the amount claimed by Digex is predicated on the application of a take-or-pay commitment, or "Underutilization Fee," in the Master Channel Agreement through the end of 2002. The Digex proof of claim, however, does not take into account the application of a provision in the Master Channel Agreement that provides for MCI to share in Digex operating income before depreciation and amortization in servicing MCI under the agreement. The application of this provision to the Underutilization Fee claimed by Digex would result in a substantial payment back to MCI from Digex. See "SPECIAL FACTORS--11. RELATED PARTY TRANSACTIONS."

   On March 31, 2003, Digex sent a letter to MCI stating that it would cease making payments to MCI under the Note Purchase Agreements. Since that date, Digex has made no payments under those agreements. The letter from Digex claimed that it could withhold the payments based on the grounds of setoff and recoupment. By letter dated April 7, 2003, we responded to the Digex letter of March 31, 2003. In our letter to Digex, we noted that one of the requirements for setoff was mutuality--the parties to the Note Purchase Agreements needed to be the same parties to the Master Channel Agreement. Since WorldCom, Inc. is a party to the Note Purchase Agreements with Digex and WNS is a party to the Master Channel Agreement with Digex, there is no mutuality. WNS and WorldCom, Inc. are different parties. Further, our letter noted that even if there was mutuality, the unilateral action of Digex in claiming the setoff rights was a violation of the automatic stay in our bankruptcy case.

   The March 31, 2003 letter from Digex to MCI also claimed that it could withhold payments under the two Note Purchase Agreements based on the grounds of recoupment. Recoupment, however, requires that the agreements arise from the same transaction. Though Digex may assert that the First Note Purchase Agreement and the Master Channel Agreement arose from the same transaction (the Digex Settlement ), MCI believes it has reasonable defenses to such an assertion. Further, the Second Note Purchase Agreement was not entered into as part of the Digex Settlement. Accordingly, MCI believes there would be no basis for a recoupment claim by Digex with regard to the Second Note Purchase Agreement. As noted above, the $25 million borrowed by Digex under the Second Note Purchase Agreement, along with accrued and unpaid interest, is due and payable on December 31, 2003.

   With respect to the foregoing matters, Digex has informed us that it firmly believes that it has a valid claim of setoff and recoupment for all amounts owing under the Master Channel Agreement against amounts owed under both of the Note Purchase Agreements. Digex takes the position that the Second Note Purchase Agreement was entered into at the insistence of MCI even though the monies advanced thereunder were specifically permitted to be advanced under the First Note Purchase Agreement. Digex has further advised us that it believes that our defense of lack of mutuality is not sustainable because, among other things, all of the Digex Commercial Agreements were entered into as part of one related transaction (i.e., the Digex Settlement) and were interdependent on each other and that, in any event, WNS is defined specifically to include all WorldCom affiliates under the Master Channel Agreement. Digex has also informed us that, even if their claim takes into account the application of the provision allowing MCI to share in Digex operating income before depreciation and amortization in servicing MCI under the Master Channel Agreement, we would still owe Digex in excess of $90 million under the agreement.

   As of March 31, 2003, Digex classified all outstanding notes payable to MCI and its subsidiaries in respect of its funding arrangements with MCI and its subsidiaries as current obligations because of the right of MCI to seek acceleration under the Note Purchase Agreements as a result of Digex's non-payment of principal and interest on the borrowings under those agreements.

   Digex management noted in both Digex's Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 Annual Report"), as filed with the Securities and Exchange Commission ("SEC") on March 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on August 15, 2003 (the "Quarterly Report"), that without funding from an external source, receiving payment from its proof of claim and/or obtaining the right of setoff between the amounts due to Digex from MCI and amounts due to MCI under the Note Purchase Agreements, it may not have sufficient cash to meet its projected needs for debt service, working capital and capital expenditures through the end of 2003 and that such liquidity issues raised substantial doubt about Digex's ability to continue as a going concern. In the Quarterly Report, Digex management further noted that, even if Digex's proofs of claim and setoff rights are resolved in a satisfactory manner to Digex in our chapter 11 proceedings, it estimates Digex will run out of cash during the first quarter of 2004 if Digex is unable to attract funding from new sources.

   Pursuant to section 365 of the Bankruptcy Code (title 11 of the United States Code, as amended), to the extent the Offer is not successful, MCI anticipates that it will reject the Master Channel Agreement pursuant to MCI's proposed plan of reorganization. Upon rejection of the Master Channel Agreement, Digex would have a rejection damage claim for amounts due under such agreement. We anticipate that, in connection with the prosecution of its rejection damage claim, Digex would assert its right of setoff and recoupment.

  Purchase Agreement for Series A Convertible Preferred Stock

   On July 23, 2003, we entered into an agreement with Hewlett-Packard Company ("Hewlett-Packard") and its wholly owned subsidiary, HPQ Holdings, LLC, to purchase all 50,000 outstanding shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock"), of Digex.

See "SPECIAL FACTORS--10. TRANSACTIONS AND ARRANGEMENTS CONCERNING CLASS A COMMON STOCK." Our purchase of the Series A Convertible Preferred Stock pursuant to such agreement is conditioned on, among other things, our acquisition of sufficient shares of Class A Common Stock of Digex to satisfy the Minimum Condition. Per the terms of such Series A Convertible Preferred Stock, each share of Series A Convertible Preferred Stock is convertible at the option of the holder thereof into a number of shares of Class A Common Stock determined by dividing the liquidation preference for such Series A Convertible Preferred Stock by the applicable conversion price. As of the date hereof, each share of Series A Convertible Preferred Stock is convertible into approximately
14.62 shares of Class A Common Stock at a conversion price of $68.40 per share, subject to certain adjustments, for a total of 730,995 shares of Class A Common Stock upon conversion of all outstanding shares of Series A Convertible Preferred Stock. Therefore, based upon our rights with respect to the acquisition of the Series A Convertible Preferred Stock pursuant to our agreement with Hewlett-Packard, we may be deemed to beneficially own 40,080,995 shares, or approximately 61.1%, of the Class A Common Stock on an as-converted basis.

   The Bankruptcy Court authorized and approved our purchase of the Series A Convertible Preferred Stock on August 5, 2003. However, such purchase remains subject to the condition that we successfully consummate the Offer and satisfy the Minimum Condition.

                           DEVELOPMENT OF THE OFFER

   Because Article Twelfth requires the directors of Digex that are independent of MCI to review and consider for approval certain transactions of Digex with MCI or any of its affiliates, which transactions include commercial transactions involving any sale, lease or other transfer of assets, products, property or services having a value in excess of $1 million, such independent directors formed the Special Committee for purposes of undertaking, on an ongoing basis, such necessary reviews.

   In October 2002, the Special Committee was authorized by Digex's Board of Directors to explore strategic alternatives for Digex, including a possible sale of Digex. The Special Committee retained Lane, Berry & Co. International ("Lane Berry") as its financial advisor and Cahill Gordon & Reindel LLP as its legal counsel.

   The authorization of the Special Committee to seek strategic alternatives was prompted by the negative impact on Digex's revenues of the market for Digex's services and also by issues surrounding our chapter 11 proceedings that were commenced on July 21, 2002. Digex experienced net losses from operations during each of its fiscal years ending December 31, 2000, 2001 and 2002, respectively. Digex's business plan for 2003 required that Digex obtain funding to support its cash needs for operations and debt repayment, yet Digex historically was dependent on us to provide for its funding. See "SPECIAL FACTORS--11. RELATED PARTY TRANSACTIONS." The funding agreement Digex had in place with us expired on December 31, 2002 and, in late 2002, we informed Digex that we were not willing to extend the funding agreement to cover cash needs of Digex for 2003 under the existing terms of the funding agreement. We discussed alternative funding terms with Digex and continued to negotiate the terms of a secured note purchase agreement through December 2002. However, no definitive agreement was ever reached. Digex does not have any other funding arrangements in place. See "SPECIAL FACTORS--11. RELATED PARTY TRANSACTIONS."

   In connection with our chapter 11 proceedings, we contemplated causing Digex to file to become a part of those proceedings along with our subsidiaries (including Intermedia, Business Internet and Intermedia Investment). However, we determined not to pursue such course of action primarily on the basis of Digex's substantial independent stockholder base, including the holders at such time of the Series A Convertible Preferred Stock.

   The Special Committee, assisted by Lane Berry, marketed Digex during a period beginning in October 2002 and ending in February 2003 to over 120 potential purchasers, including strategic and financial investors. From such efforts, Digex received 11 preliminary bids and one final bid from potential purchasers. The sole final bid was received by the Special Committee on February 13, 2003 and provided the following material terms: (i) a total "consideration" of $130 million comprised of (a) $15 million in cash at closing for Digex's outstanding shares of Common Stock (approximately $0.23 per share), (b) $35 million in a senior note payable to MCI in a single installment upon maturity 24 months after the closing, accruing interest at six percent per annum payable quarterly, secured by the revenue streams and receivables payable to Digex by MCI (excluding revenues related to hardware rentals), (c) conversion of the Series A Convertible Preferred Stock, with an aggregate liquidation preference of $50 million, into equity of the proposed purchaser and (d) assumption of $24 million relating to Digex's capital lease obligations, (ii) Digex's having no debt to MCI at the time of closing, (iii) all obligations of MCI to Digex, including $18 million of accounts receivable relating to periods before the date of MCI's bankruptcy petition, being satisfied, (iv) all accounts receivable and accounts payable between MCI and Digex arising in the ordinary course of business since the time of MCI's commencement of its bankruptcy proceedings remaining on Digex's balance sheet and (v) Digex's not having used any of the cash indicated on its balance sheet, dated December 31, 2002, to pay the debt or other obligations described in (ii) and (iv) above or outside the ordinary course of business.

   On February 18, 2003, Lane Berry presented a report to the Digex Board of Directors concerning the results of the marketing process undertaken by the Special Committee, including an overview of the one final bid received on February 13, 2003. At that meeting, the Special Committee indicated to the other members of the Digex Board of Directors that, in light of the circumstances and the lack of viable other alternatives, it could recommend the foregoing transaction to the stockholders of Digex if it were acceptable to MCI.

   The party making the bid requested Digex to seek our approval for the proposal before conducting further negotiations. Following consultation with us as the majority stockholder of Digex, the Special Committee notified the offeror that Digex could not accept the offer. We were not willing to accept the offer and recommend it to our creditors because, among other things, (i) the offer required us to replace $127 million in debt owed to us by Digex (without giving affect to any potential offset) with a $35 million note from an entity with uncertain credit quality and (ii) Digex's public stockholders would receive less than the then current market value for their stock--$15 million, or approximately $0.23 per share, for all the Common Stock, both the Class A Common Stock and the Class B Stock (the closing trading price for the Class A Common Stock on February 13, 2003 and February 18, 2003 was $0.50 and $0.47 per share, respectively).

   After Digex's search for a potential purchaser concluded without an acceptable proposal, we undertook an analysis of the operations, assets and liabilities of Digex. Such analysis included consideration of the liquidity issues faced by Digex and the concern about Digex's ability to continue as a going concern if Digex was unable to obtain external financing for its operations. Following such analysis and upon consideration of our existing financial interests in Digex, including the impact on our customers of an interruption in the services provided by Digex, the approximately $127 million owed to Intermedia under the Note Purchase Agreements and the setoff issues related thereto, we determined that it was reasonable to attempt to undertake the acquisition of the Class A Common Stock and the Series A Convertible Preferred Stock.

   We also considered taking no action with respect to Digex. However, we believed that maintaining the status quo with respect to Digex would likely result in its bankruptcy. We felt that a bankruptcy of Digex would be undesirable since it would not necessarily resolve uncertainty concerning Digex's survival and the process would require substantial time and attention from Digex's management. Moreover, we were concerned about the uncertainty that such bankruptcy might cause for Digex's customers, many of whom rely on the services provided by Digex in the transaction of their business and are also customers of MCI for more general communications products and services. Accordingly, we determined to propose a transaction to acquire ownership of all of Digex.

   Following that determination, we began to evaluate structures pursuant to which we could acquire beneficial ownership of all of Digex. The structures evaluated included a one-step transaction pursuant to which Digex would be merged into an acquiring entity pursuant to a standard merger arrangement (a "One-Step Merger"). We determined that the process of the Offer and the Merger was likely to be consummated in less time than it would take for the consummation of a One-Step Merger and that the Offer and the Merger afforded the holders of Class A Common Stock with an opportunity to receive cash for their shares more quickly at the consummation of the Offer and an opportunity for us to integrate Digex's business with our own more expeditiously. In particular, in light of Digex's financial and liquidity concerns, we felt that the timing required for a One-Step Merger could negatively impact Digex's business and operations in a manner that would provide holders of Digex's Class A Common Stock less value for their shares than the Offer and the Merger.

   On April 11, 2003, we approached Hewlett-Packard about a potential transaction in which we would acquire all of the outstanding Series A Convertible Preferred Stock held by Hewlett-Packard. After a period of negotiation of a purchase price for the Series A Convertible Preferred Stock, as well as other terms and conditions of the purchase, we entered into a definitive agreement with Hewlett-Packard for such acquisition on July 23, 2003. For a description of our agreement with Hewlett-Packard, see "SPECIAL FACTORS--10. TRANSACTIONS AND ARRANGEMENTS CONCERNING CLASS A COMMON STOCK."

   On July 18, 2003, our Board of Directors reviewed and considered the making of the Offer with the intention of effecting the Merger. Prior to the date of the board meeting, the members of the MCI Board received an overview of the proposed transactions. At the board meeting, the MCI Board heard presentations from senior management and Lazard Freres & Co. LLC ("Lazard"), reviewed a presentation prepared by Lazard in connection with our Board's review and the presentation of the proposed transaction to the statutory committee of unsecured creditors appointed in our chapter 11 proceedings (the "Creditors' Committee"), and discussed the Offer and related matters extensively. Following such discussions, the MCI Board authorized and approved the Offer and the Merger.

   On July 21, 2003, we presented the terms of the Offer to the Creditors' Committee in order to obtain their approval and support in connection with obtaining the Bankruptcy Court's authorization and approval of the Offer and the payment of the related purchase price and fees and expenses. We received their approval and support for making an offer and effecting a subsequent short-form merger at a price of $0.70 per share on July 23, 2003.

   On July 24, 2003, we sent a letter to the Special Committee proposing a tender offer for the outstanding shares of Class A Common Stock with the intention of effecting a subsequent merger, and describing general terms of the proposal. The proposal stated that the acquisition of the shares of Class A Common Stock would take the form of a tender offer for a purchase price of $0.70 per share and would be subject to customary conditions, as well as the requirement that sufficient shares of Class A Common Stock be tendered so that, together with the shares of Class A Common Stock we beneficially own on an as-converted basis, we would beneficially own at least 90% of the outstanding shares of Class A Common Stock. We noted in our proposal that, promptly following the consummation of the tender offer, the remaining shares of Class A Common Stock not already owned by MCI and its subsidiaries would be acquired by MCI at the same cash price pursuant to the Merger.

   Lane Berry acted as the financial advisor and Cahill Gordon & Reindel LLP as the counsel to the Special Committee in connection with reviewing the proposal.

   On July 25, 2003, the Special Committee met telephonically to discuss our proposal with their advisors and members of Digex senior management. The
Special Committee asked Lane Berry to review the terms of the proposal and report back with their preliminary views on the financial terms of the proposal.

   On July 29, 2003, the Special Committee again met telephonically with their advisors and members of Digex senior management to discuss the proposal. At that meeting, Lane Berry made a presentation to the Special Committee regarding the proposal. Members of the Special Committee discussed various aspects of the proposal. At the conclusion of the meeting, it was determined that the Special Committee should seek to have us increase our offer.

   On July 30, 2003, the Chairman of the Special Committee contacted an executive at MCI and we received a letter from the Special Committee stating that, while it had not reached any final views on our proposal, it was encouraged by the proposal and found it acceptable in many respects. The Special Committee reiterated in the letter, however, that it was concerned that the proposed price per share of $0.70 might be insufficient and might not reflect the fair value of Digex's public equity. The Special Committee requested that MCI consider increasing the proposed per share purchase price.

   Following receipt of the letter on July 30, 2003, we engaged in discussions with the Special Committee concerning a proposed price per share at which the Special Committee would be willing to recommend the offer to the stockholders of Digex. As part of such discussions, Jonathan Crane, on behalf of MCI, informed the Special Committee that, subject to the approval of the Creditors' Committee and the Bankruptcy Court's authorization and approval, we would be willing to increase the offer price to $0.80 per share if the Special Committee was willing to recommend the offer to the unaffiliated holders of Class A Common Stock of Digex.

   At a meeting on August 5, 2003, the Special Committee considered our proposal and preliminarily decided to recommend the Offer at the proposed price per share of $0.80. At such meeting, representatives of Lane Berry made a detailed presentation on various financial aspects of the proposal and rendered a preliminary oral opinion to the Special Committee that the proposed price of $0.80 per share was fair from a financial point of view to the unaffiliated holders of the Class A Common Stock of Digex, subject to a final offer of $0.80 per share and assuming that terms of the final offer would be the same as previously conveyed to Lane Berry. After extensive discussion, the Special Committee unanimously voted to preliminarily approve the proposal and recommend the proposal to the Digex stockholders. The Special Committee informed us of its preliminary approval and stated its intention to make a formal recommendation to the stockholders of Digex upon receipt of a written opinion of Lane Berry that the offer is fair to the unaffiliated security holders of Digex and its satisfactory review of the definitive terms of the offer.

   On August 5, 2003, the Bankruptcy Court authorized and approved our making of the Offer, consummating the Merger and paying the related purchase price and fees and expenses. However, the Bankruptcy Court's authorization and approval was for the payment of a purchase price of $0.70 per share in the Offer and the Merger.

   Based on the Special Committee's communication of August 5, 2003 that it had preliminarily approved our proposal and determined to recommend the proposal to Digex's stockholders, subject to an increase in the offered price to $0.80, we sought the approval of the Creditors' Committee for the increase in the offer price. Previous communications we had made with the Bankruptcy Court had indicated that the Bankruptcy Court would entertain our requests for such an increase in the offer price and rule with respect to providing its authorization and approval for such an increase after an expedited, two business day process, but only if we could state as part of our request that the Creditors' Committee had approved and supported such increase in the offer price.

   At a meeting on August 11, 2003, the Special Committee in a telephonic meeting discussed the status of our proposal and the form of a fairness letter from Lane Berry. At such meeting, representatives of Lane Berry made a presentation on various financial aspects of the proposal and its draft fairness letter. The Special Committee also reviewed and commented on the proposed offer document.

   Based upon the communication from the Special Committee and our receipt of the Creditors' Committee's approval and support for the increase in the offer price, on August 21, 2003, we applied to the Bankruptcy Court requesting its authorization and approval for the payment of a purchase price of $0.80 per share in the Offer and the Merger.

   At a telephonic meeting on August 25, 2003, the Special Committee, together with their advisors and members of Digex senior management, discussed the definitive terms of the Offer and the written fairness opinion of Lane Berry. At the conclusion of such meeting, the Special Committee unanimously determined (i) that the Offer is fair to and in the best interests of the unaffiliated holders of Class A Common Stock of Digex and (ii) to recommend acceptance of the Offer by the Digex stockholders.

   On August 26, 2003, the Bankruptcy Court authorized and approved our making of the Offer and consummating the Offer and the Merger at a purchase price of $0.80 per share.

2.  PURPOSE AND STRUCTURE OF THE OFFER

   As part of the process of conducting an extensive review and evaluation of our business in connection with our chapter 11 proceedings, we have determined that the combined operations of MCI and Digex will allow us to offer integrated and enhanced hosting solutions and protect existing MCI customer relationships, as well as permit us to optimize investment decisions across companies. We believe that by owning all of Digex, we will have greater operating flexibility to make Digex an integral component of our strategy for our reorganized operations and that we will be able to achieve certain synergies for our combined operations based upon cost savings from streamlining back-office, customer support and management functions.

   The position of Digex within our strategic plans has been complicated by the constraints and additional costs related to the operation of Digex as a separate company with an independent stockholder base. Monitoring and resolving potential conflicts of interest between MCI and Digex, whether in connection with inter-company agreements, corporate opportunities, indebtedness, customer and supplier relationships or otherwise, within the Digex operational structure has affected our ability to implement our business strategies in a manner that is most favorable to MCI and its customers. In this regard, the provisions of Article Twelfth relating to the review and approval of directors independent of MCI and its affiliates with respect to transactions involving MCI or any of its affiliates and Digex, have required ongoing attention and time for the management of both MCI and Digex. Acquiring all of Digex will reduce these complications and costs and allow us to execute our strategy more efficiently.

   The primary purpose of the Offer and the Merger is for MCI to acquire for cash as many outstanding shares of Class A Common Stock as possible as a means of acquiring all of the equity interests in Digex not owned by MCI and its subsidiaries. Section 253 of the DGCL provides for a "short-form" merger, in which case a company owning 90% or more of the outstanding shares of each class of the stock of a Subsidiary that would be entitled to vote on a merger can merge the Subsidiary into such company or merge itself into such Subsidiary without the approval of the Subsidiary's stockholders by adoption by the company's board of directors of a resolution setting forth the terms and conditions of the merger, including, if such company does not own all of the outstanding stock of the Subsidiary, the securities, cash, property or rights to be issued, paid, delivered or granted by such company upon surrender of each share of the Subsidiary not owned by such company. Although MCI indirectly owns approximately 93.9% of the outstanding voting interests of Digex, we do not yet own 90% of the outstanding shares of Class A Common Stock and, therefore, we are undertaking the Offer to obtain such ownership and then effect the Merger.

   An additional purpose of the Offer is to provide Digex's stockholders other than MCI and its affiliates with value and liquidity for their shares of Class A Common Stock at a price that we believe to be fair. We considered a One-Step Merger, effected pursuant to the provisions of Section 251 of the DGCL, due to the fact that our ownership of over 90% of the voting interests in Digex would enable us to effect such merger of Digex with an acquiring entity of our choice. However, we decided that a One-Step Merger structure could result in substantial delays in effecting a merger as compared with a two-step structure involving the Offer followed by the Merger. Due to Digex's financial condition, we were concerned that Digex would not have sufficient funds to meet its needs during the period required to consummate a One-Step Merger, raising doubt as to Digex's ability to operate as a going concern during such period.

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

3.  PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER

   If the Offer is successful and we obtain at least 90% of the outstanding shares of Class A Common Stock on an as-converted basis, we intend to cause the Merger to be consummated. If the Offer and the Merger are consummated as intended, all of the remaining stockholders of Digex (other than MCI and its subsidiaries) who did not tender their shares in the Offer will receive either the price paid in the Offer or appraisal rights pursuant to Section 262 of the DGCL (such appraisal rights hereinafter referred to as "Dissenters' Rights"). See "SPECIAL FACTORS--8. DISSENTERS' RIGHTS."

   As a result of the Offer and the Merger, the direct and indirect interest of MCI in Digex's net book value and net earnings will increase to the extent of the number of shares of Class A Common Stock acquired under the Offer. Currently, MCI has an approximate 60.7% interest of Digex's net book value and stockholders' deficit (approximately $(56.8) million and $(413.0) million, respectively, based on Digex's unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2003). Following consummation of the Merger, MCI's direct and indirect interest in such items will increase to 100% (which would have equaled approximately $(93.5) million and $(680.4) million, respectively, based on Digex's unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2003) and MCI and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Digex's operations and any future increase in Digex's value and the right to elect all members of Digex's Board of Directors. Similarly, MCI will also bear the risk of losses generated by Digex's operations and any decrease in the value of Digex after the Merger.

   If the Merger is consummated, Digex will not be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and shares of Class A Common Stock will cease to be to be quoted on the OTC BB.

   If the Offer is completed, we may cause Digex to apply to terminate the registration of the Class A Common Stock under the Exchange Act to the extent it is eligible for such termination. A majority of the directors of Digex are also officers or employees of MCI or its subsidiaries (other than Digex) and, according to the information provided by Digex in its 2002 Annual Report, Digex's Class A Common Stock may already be eligible for deregistration under the Exchange Act based on the fact that there are only 91 holders of record of the Class A Common Stock. Registration of the shares of Class A Common Stock may be terminated upon application by Digex to the SEC if the shares of Class A Common Stock, which are not listed on a "national securities exchange," are held by fewer than 300 record holders. Termination of registration of the shares of Class A Common Stock under the Exchange Act would cause shares of Class A Common Stock to cease to be quoted on the OTC BB and substantially reduce the information required to be furnished by Digex to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable to Digex. If the shares of Class A Common Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Digex. Accordingly, following the Offer there may be no publicly traded Class A Common Stock of Digex outstanding. See "THE TENDER OFFER--6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

   Causing Digex to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with Digex's obligations and reporting requirements under the securities laws, including the costs of preparing, printing and mailing annual reports and proxy statements and the fees and expenses of a transfer agent and registrar. In addition, Digex would experience similar cost savings related to insurance and auditing fees.

   If the Offer is not consummated, MCI intends to evaluate its options to acquire beneficial ownership of the outstanding Class A Common Stock. However, except as otherwise described in this Offer to Purchase, and other than the Merger, MCI has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Digex, (ii) any purchase, sale or transfer of a material amount of assets of Digex, (iii) any change in the management of Digex or any change in any material term of the employment contract of any executive officer, or (iv) any other material change in Digex's corporate structure or business. We expressly reserve the right to change our business plans with respect to Digex based on future developments.

   THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH MCI MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF APPLICABLE SECURITIES LAW.

4.  RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER

   THE SPECIAL COMMITTEE HAS (i) DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE UNAFFILIATED HOLDERS OF CLASS A COMMON STOCK OF DIGEX AND (ii) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE HOLDERS OF CLASS A COMMON STOCK OF DIGEX.

   The Special Committee, which had previously been formed and was engaged in exploring strategic alternatives for Digex, is comprised, in respect of the Offer and the Merger, of each director of Digex that is "independent," which is defined in Article Twelfth of the Digex Certificate to be a director who (i) is not (a) an employee, agent or officer of MCI or any of MCI's subsidiaries (including Digex or any of its subsidiaries), (b) a director of MCI or (c) a relative of any of the foregoing and (ii) does not have any direct or indirect financial interest in MCI or any of its subsidiaries that are material to such member. The Special Committee reviewed and assessed the terms of the Offer and the Merger in determining whether to provide such approval. The Special Committee retained Lane Berry and its own counsel to assist it in performing such review and assessment.

   The Special Committee received a written opinion, dated August 25, 2003, from Lane Berry to the effect that, as of such date and subject to the assumptions and limitations contained in the opinion, the consideration to be received in the Offer by the unaffiliated holders of Class A Common Stock of Digex was fair to such holders from a financial point of view.

   On August 25, 2003, the Special Committee unanimously determined that the terms of the Offer are fair to, and in the best interests of, the unaffiliated security holders of Digex and recommended that Digex's holders of Class A Common Stock accept the Offer and tender their shares of Class A Common Stock pursuant to the Offer.

  Reasons for the Recommendation

   In reaching its decision to recommend that stockholders of Digex accept the Offer and tender their shares pursuant to the Offer, the Special Committee considered numerous factors in consultation with its legal and financial advisors, including but not limited to the following:

   Business Prospects. In addition to other factors discussed herein, the Special Committee considered Digex's business, prospects, financial condition, results of operations and current business strategy and the challenges Digex would face if it did not proceed with the proposed transaction contemplated by the Offer. In particular, the Special Committee considered the fact that management has estimated that Digex will run out of cash some time before the end of the first quarter of 2004 and that efforts to attract new financing have been unsuccessful and, even if obtainable, would be extremely unlikely to constitute an attractive alternative to the Offer. The Special Committee also considered (1) Digex's historical performance, including its lack of profitability and inability to sustain its operations without cash infusions;
(2) the continuing and ongoing significant declines of revenue and reduction of customer base; and (3) the increasing costs associated with being a public company in light of the passage of the Sarbanes-Oxley Act of 2002 and recent corporate governance regulations and other factors.

   Other Alternatives. As described above under "SPECIAL FACTORS--1. BACKGROUND OF THE OFFER," Lane Berry conducted an extensive search for a potential buyer or strategic equity investor for Digex. Only one proposal resulted from that process and representatives of MCI informed the Special Committee that MCI was not interested in pursuing that proposal. The Special Committee considered the fact that the Offer represents a significant premium to the holders of Digex common stock over what would have been received in that third party proposal.

   The Special Committee also considered the possibility that Digex might have to seek bankruptcy protection at some point if no alternative financing sources could be secured. Until the dispute with MCI is resolved regarding the amount of allowed setoff against loans made by MCI under the Note Purchase Agreements against amounts owing to Digex by MCI under the Master Channel Agreement, the Committee did not believe that additional financing could be secured. The setoff dispute could take a considerable amount of time to ultimately be resolved and, although Digex feels it has a strong position in the dispute, the Special Committee recognized there is always uncertainty in such matters. The Special Committee also considered that, if Digex were to file for bankruptcy, the holders of Digex common stock would likely receive significantly less than in the Offer, if they were to receive any recovery at all. The Special Committee recognized in this regard that, in addition to the creditors of Digex having to be paid in full, the holders of the Series A Convertible Preferred Stock of Digex would be entitled to receive the full liquidation preference thereof ($50 million) before any recovery would go to the holders of common stock.

   Market Price and Premium. The Special Committee considered the recent and historical price and trading activity of the Class A Common Stock. In particular, the Special Committee considered that the $0.80 per share Offer Price represents (1) a premium of 5.3% over the closing price on July 24, 2003, the last full trading day before the public announcement of the Offer and (2) a 108% premium over the average trading price for the 12-month period prior to July 24, 2003.

   Fairness Opinion and Analyses. The Special Committee considered the fairness opinion, and, that based upon and subject to the assumptions and limitations described in the fairness opinion, the consideration to be received by the unaffiliated holders of Class A Common Stock of Digex in connection with the Offer was fair to them from a financial point of view. The Special Committee also considered Lane Berry's financial analyses and conclusions presented at meetings of the Special Committee. A copy of the fairness opinion setting forth the assumptions made, matters considered and limitations on the review undertaken by Lane Berry is attached as Annex A to this Offer to Purchase. Stockholders are urged to read the fairness opinion carefully and in its entirety.

   Delisting. The Special Committee considered that, in September 2002, Digex moved from The Nasdaq National Market to The Nasdaq Small Cap Market, and subsequently, in February 2003, was delisted from the Nasdaq Small Cap Market. The Class A Common Stock currently trades on the OTC BB. Digex has suffered from the lack of trading volume and analyst coverage for Digex's Class A Common Stock.

   Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding shares of Class A Common Stock, followed by a merger for the same price paid in the Offer. The Special Committee considered that the cash tender offer enabled the holders of the Class A Common Stock the opportunity to obtain cash for all of their shares of Class A Common Stock at the earliest possible time, while MCI still was obligated by the terms of the Offer to complete the Merger and pay the same consideration for shares of Class A Common Stock received in the Merger as paid for shares of Class A Common Stock tendered in the Offer. In addition, a significant majority of the shares of Class A Common Stock not held by MCI (approximately 74.3%) will have to be tendered in the Offer to satisfy the Minimum Condition and the Special Committee considered the fact that stockholders could reject the Offer by not tendering their shares of Class A Common Stock and not satisfy the Minimum Condition. The Special Committee further considered that stockholders who do not tender their shares of Class A Common Stock may seek appraisal rights under Delaware Law in connection with the Merger if they believe they are not receiving fair consideration for their shares of Class A Common Stock.

   Retention of Key Employees. After MCI's acquisition of Intermedia in 2001, approximately 50 key executives and employees of Digex were offered retention bonus agreements as incentive to remain with Digex until at least November 1, 2003. The Special Committee considered the consequences of losing key executives and employees after November 1, 2003 if the transaction contemplated by the Offer did not proceed.

   No Financing Condition. The Special Committee considered that while the Offer was subject to approval of the Bankruptcy Court, neither the Offer nor the Merger is subject to any financing condition.

   Special Committee Formation. The Special Committee considered the fact that none of its members were employed by or affiliated with Digex or MCI or their respective affiliates (except in their capacities as non-employee directors of Digex), and none of the Special Committee's members had any material agreement or promise of a future benefit from Digex or MCI or any of their respective affiliates (other than benefits received as directors, including director compensation and indemnification).

   Independent Financial and Legal Advisors. The Special Committee had the benefit of advice from an independent and experienced financial advisor which reviewed and evaluated the Offer and the Offer Price. In addition, the Special Committee retained independent and experienced legal counsel to assist it in performing its duties.

   The members of the Special Committee evaluated the Offer in light of their knowledge of the business, financial condition and prospects of Digex and the advice of its legal and financial advisors. In view of the variety of factors considered in connection with its evaluation of the Offer, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the factors set forth above. Rather, the Special Committee reached its determination after consideration of all the factors taken as a whole. In addition, individual members of the Special Committee may have given different weights to different factors.

   The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. Digex's executive officers have not been asked to make a recommendation as to the Offer.

             OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

   The following paragraphs summarize the financial analyses performed by Lane Berry in connection with its opinion and also constitutes a summary of the presentation made by Lane Berry to the Special Committee on August 25, 2003. This summary does not represent a complete description of the analyses performed by Lane Berry.

   The full text of Lane Berry's opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by Lane Berry in connection with the opinion, is attached to this Offer to Purchase as Annex A. Digex's stockholders are urged to read carefully Lane Berry's opinion in its entirety. The summary of the material terms of Lane Berry's opinion and the methodology used to render the opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the opinion.

   The Special Committee retained Lane Berry to render an opinion regarding the fairness, from a financial point of view, to the holders of Class A Common Stock of Digex, other than MCI and its subsidiaries, of the proposed Offer by MCI to acquire all of the shares of Class A Common Stock held by such stockholders at a price of $0.80 per share in cash (the "Transaction"). Lane Berry is an investment banking firm that, as part of its business, is regularly engaged in the valuation of businesses, including technology companies, and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships and private and public financings. In addition, Lane Berry and its affiliates may in the future seek to provide financial advisory services to Digex or MCI. The Special Committee selected Lane Berry on the basis of, among other things, Lane Berry's experience and expertise in mergers and acquisitions matters, commitment of highly experienced senior level professionals to advising the Special Committee, sophistication in dealing with complex transactions, prior satisfactory experience with Lane Berry and its performance on the part of Digex and the Special Committee in connection with Digex's prior efforts to identify a potential acquiror and Lane Berry's independence. Neither Digex nor the Special Committee imposed any limits on the scope of Lane Berry's investigations or the procedures to be followed by Lane Berry in rendering its opinion.

   Lane Berry made a presentation to the Special Committee and delivered its oral opinion (subsequently confirmed in writing as of August 25, 2003) to the Special Committee during the August 25, 2003 meeting of the Special Committee to the effect that, as of August 25, 2003 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the holders of our Class A Common Stock, other than MCI and its subsidiaries, pursuant to the Transaction was fair, from a financial point of view, to such stockholders.

   This fairness opinion was prepared for the benefit and use of the Special Committee in connection with and for the purposes of its evaluation of the proposed Transaction and does not constitute an opinion or recommendation to Digex's stockholders as to whether or not any holder of shares of Class A Common Stock should tender their shares pursuant to the Offer or as to how such stockholder should vote or act on any matter relating to the Merger proposed to occur following consummation of the Offer. The opinion does not address the relative merits of the Transaction or other actions contemplated by the Offer to Purchase compared with other business strategies or alternative transactions that might be available to Digex, Digex's underlying business decision to proceed with or effect the Transaction or any other aspect of the Transaction, other than the fairness, from a financial point of view, of the consideration to be received by the holders of Class A Common Stock of Digex, other than MCI and its subsidiaries.

   In connection with the preparation of Lane Berry's opinion, Lane Berry, among other things:

  . reviewed certain publicly available financial statements and other business and financial information regarding Digex and the trading markets for Digex's Common Stock, including, without limitation, the 2002 Annual Report on Form 10-K for the year ended December 31, 2002 (including the report of the auditors included therein, which contains a "going concern" qualification) and Digex's Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, respectively, and certain other relevant financial and operating data relating to Digex made available to Lane Berry from published sources and from Digex's internal records;

  .   reviewed the financial terms and conditions of the Offer to Purchase;

  . reviewed and discussed with Digex's representatives certain information of a business and financial nature furnished to Lane Berry by them including financial forecasts and related assumptions prepared by Digex's management;

  . compared certain financial data for Digex with certain publicly available information concerning other companies engaged in businesses which Lane Berry believed to be generally comparable to Digex's business;

  . considered certain publicly available information concerning the terms of certain recent business combinations that Lane Berry deemed to be comparable, in whole or in part, to the terms of the Transaction, as well as the results of Digex's efforts to identify potential acquirors of Digex with Lane Berry's assistance between October 2002 and February 2003, which efforts were subsequently terminated;

  . made inquiries regarding and discussed the Transaction, the Offer to Purchase and other matters related thereto with Digex's counsel and management; and

  . performed such other analyses and considered such other information as Lane Berry deemed appropriate.

   In conducting its review and arriving at its opinion, Lane Berry assumed and relied on the accuracy and completeness of the financial and other information supplied or otherwise made available to Lane Berry from public sources or by Digex and did not independently verify this information. Lane Berry further relied on the assurances of Digex's management that the information supplied or otherwise made available by Digex was prepared on a reasonable basis in accordance with industry practice, and with respect to unaudited or financial planning data, reflected the best currently available estimates and good faith judgments of Digex's management as to the future competitive, operating and regulatory environments and Digex's expected future financial performance, and that Digex's management was not aware of any information or facts that would make the information provided to Lane Berry incomplete or misleading.

   Digex does not publicly disclose internal management forecasts of the type it provided to Lane Berry in connection with Lane Berry's review of the Transaction. These forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in these forecasts. Lane Berry has assumed no liability for these forecasts. In rendering its opinion, Lane Berry did not perform any independent appraisals or valuations of any of Digex's specific assets or liabilities and was not furnished with any appraisals or valuations.

   Lane Berry assumed that the Transaction will be consummated upon the terms set forth in the Offer to Purchase, without material alteration thereof and without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on the Transaction or other actions contemplated by the Offer to Purchase.

   Lane Berry was not requested to, nor did it solicit, any prospective alternative acquirors of Digex or seek to identify any alternative transactions that might be available to Digex following MCI's expression of interest in pursuing an acquisition transaction with Digex.

   Lane Berry did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Digex or any of Digex's respective affiliates were a party or may be subject. Lane Berry's opinion is necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts thereof) made available to them as of, the date of their opinion. Although developments following the date of Lane Berry's opinion may affect the opinion, Lane Berry assumed no obligation to update, revise or reaffirm the opinion.

   In connection with the preparation and delivery of its opinion, Lane Berry performed a variety of financial and comparative analyses, which are described below.

   In arriving at its opinion, Lane Berry did not ascribe a specific range of value to Digex, but rather made its determination as to the fairness, from a financial point of view, to the holders of shares of Class A Common Stock of Digex, other than MCI and its subsidiaries, as of the date of the opinion, and subject to and based on the assumptions made, matters considered and limitations of the review undertaken in such opinion, of the consideration to be received by such holders pursuant to the Offer to Purchase, and on the basis of the multiple financial and comparative analyses described below.

  Uncertainties in Calculating Digex's Enterprise Value

   In order to compare the financial terms and valuations of the Transaction with those implied by other transactions or with valuations of comparable public companies, the enterprise value of the transaction or comparable public companies needs to be calculated. Enterprise value is the equity value of a transaction or a company plus the book value of debt, capitalized leases and preferred stock less cash as reported on the most recent balance sheet. Calculating enterprise value puts all of the transactions and companies to be compared on the same basis by eliminating variations caused by financing decisions and the amount of cash a company has on its balance sheet. However, as a result of factors arising out of Digex's relationship with MCI and its chapter 11 proceedings and the uncertainty regarding the value of Digex's Series A Convertible Preferred Stock, the determination of Digex's enterprise value is inherently uncertain and cannot be calculated with any degree of certainty. In addition, the amounts owed by Digex to MCI have not yet been determined due to disagreements between Digex and MCI. In January 2003, Digex filed three proofs of claim aggregating approximately $157.8 million against MCI relating to pre- and post- bankruptcy petition obligations owed to Digex by MCI. The primary components of these proofs of claim were obligations owed to Digex under the Master Channel Agreement's "take or pay" obligation for 2002 and 2001, an outstanding account receivable from MCI to Digex at the time of MCI's chapter 11 filing and various other expenses. In its proofs of claim, Digex asserted that these amounts were subject to offset against the amounts owed by Digex to MCI under the Note Purchase Agreements between the two parties. As of the date of Lane Berry's opinion, the matter had not been settled by the Bankruptcy Court.

   Lane Berry was advised by Digex's counsel that the amount by which Digex's debt to MCI could ultimately be offset as a result of these proofs of claim was uncertain as of the date of its opinion and could range anywhere from there being no offset to an offset of $92.8 million, which represents the total amount of Digex's claims against MCI adjusted to reflect the EBITDA (as defined below) sharing arrangements in the Master Channel Agreement that would result in a decrease in the offset amount and a corresponding increase in the amounts Digex owes to MCI. Although Lane Berry recognized that the actual offset amount would likely fall between these two points, Lane Berry analyzed the Transaction using enterprise values derived from each end point in their analyses in light of the inability to predict the offset with any greater certainty.

   In addition, MCI has agreed to purchase Digex's Series A Convertible Preferred Stock from Hewlett-Packard for $11.0 million in connection with the Transaction, a substantial discount to its liquidation preference of $50.0 million. Typically in a sale transaction, when a security (in this case, the Series A Convertible Preferred Stock) that is senior to another security is valued or purchased at a price substantially less than its face value, it implies that the value of the junior security (in this case, Digex's Class A Common Stock) is zero. However, in the Transaction, Digex's Class A Common Stock is to receive $0.80 per share, suggesting that, in spite of the reduced value being accepted by the holders of Digex's Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock should be valued at its face amount for the purposes of calculating enterprise value. In addition, absent an agreement to sell the Series A Convertible Preferred Stock at a discount, this security, under normal circumstances, would have to be paid out at face value before the holders of Class A Common Stock would receive any financial benefit. Accordingly, Lane Berry looked at the potential range of values from the selling price agreed to with MCI ($11.0 million) in Digex's low case and its face value ($50.0 million) in Digex's high case.

   Based upon these two factors, the range of enterprise values for the Transaction has the potential to vary from: (1) a "low" valuation, which assumes the maximum offset has been applied to the debt Digex owes MCI and values the Series A Convertible Preferred Stock at the purchase price for such stock negotiated by MCI with Hewlett-Packard and (2) a "high" valuation, which assumes that no offset has been applied to the debt Digex owes MCI and values the Series A Convertible Preferred Stock at its liquidation preference. For the purpose of analyzing the Transaction, Lane Berry compared the valuation multiples created by the Transaction using these low and high benchmarks to those suggested by the comparative public company analysis and the comparative transactions analysis. A summary of the calculation of enterprise value can be found below.

                                             Low        High
                                             ------     ------
                                           (numbers in millions,
                                           except per share data)
                     Per Share Offer Price $ 0.80      $ 0.80
                     Fully Diluted Shares.   64.9        64.9

                     Equity Value......... $ 51.9      $ 51.9
                                             ------     ------
                     MCI Debt.............   30.1       122.9
                     Capital Leases.......   23.7        23.7
                     Convertible Preferred   11.0        50.0

                     Less Cash............  (22.6)      (22.6)

                     Enterprise Value..... $ 94.1      $225.9
                                             ------     ------

   Because Digex and most of the comparable companies have not had positive operating cash flow (earnings before interest, taxes, depreciation and amortization ("EBITDA")) and because many of the comparable transactions involved the acquisition of entities that did not have positive operating cash flow, Lane Berry compared the Transaction with these two analyses using valuation ranges based upon latest twelve months ("LTM") revenues and latest three months annualized ("run rate") revenues.

  Comparable Public Company Analysis

   Lane Berry compared certain of Digex's financial information and valuation ratios to corresponding publicly available financial information and ratios from a selected group of public companies that Lane Berry deemed comparable to Digex, including but not limited to four companies in the business of web hosting services. Lane Berry reviewed, among other financial information, each company's:

  . enterprise value, calculated as the market capitalization of the selected company, plus debt, capitalized leases, and preferred stock, less cash;

  .   LTM revenue as reported as of the date of Lane Berry's opinion; and

  .   run rate revenue.

   The comparable companies used in Lane Berry's analysis were: Globix Corporation, Interland Corporation, NaviSite, Inc., and SAVVIS Communication Corporation.

   Three of these companies have public equity that trade at less than $3.50 per share and the fourth, Interland, conducted a one for ten reverse split of its stock shortly before the issuance of Lane Berry's opinion. Stock prices in this range typically imply an "option value", meaning that investors are valuing the shares based upon future rebound potential, not actual equity value. This belief is buttressed by the fact that many of these comparable companies have high levels of debt or preferred stock relative to their equity market capitalization. In the one case in which a comparable company's debt was publicly traded, the debt had a market value equal to approximately 77% of its principal amount, implying that, in valuing that company, the market was ascribing no value to that company's equity and was discounting the value of its debt. Based upon this factor, Lane Berry inferred that it was possible that the enterprise values calculated by using the face amount of debt and preferred stock of some of the comparable companies and mathematically calculating equity market capitalizations potentially overstated the true economic value of these companies. Accordingly, the comparable valuation metrics need to be considered with this factor in mind.

   Valuation using these parameters returned LTM revenue multiples ranging from 0.6x revenues to 2.3x revenues and run rate revenue multiples ranging from 0.7x revenues to 2.6x revenues. This compares to the revenue multiples of 1.37x LTM revenue and 1.51x run rate revenue in our high case and 0.57x LTM revenue and 0.63x run rate revenue in our low case.

  Comparable Transactions Analysis

   Using publicly available information, Lane Berry reviewed ten comparable merger and acquisition transactions announced from June 2001 through the date of its opinion involving sellers that share some characteristics with Digex that Lane Berry deemed relevant, including companies in the business of providing web hosting services. These selected comparable transactions were:

    Date              Acquiror                  Target
    ----              --------                  ------
    May 13, 2003..... NaviSite                  Interliant
    May 12, 2003..... Saratoga Capital Partners Data Return
    April 4, 2003.... Computer Sciences Corp.   Level 3, Hosting Business
    November 18, 2002 SAVVIS Comm. Corp.        Intel, Hosting Business
    June 17, 2002.... Electronic Data Systems   Loudcloud, Hosting Business
    April 26, 2002... SunGard Data Systems      Guardian IT
    January 7, 2002.. Bain Capital              USinternetworking
    November 2, 2001. Divine                    Data Return
    July 31, 2001.... Divine                    Intira Corporation
    June 1, 2001..... Genuity                   Integra

   Lane Berry calculated revenue multiples for the seller (based on the value of the consideration paid in the transaction and LTM revenues as of the transaction announcement) based upon information obtained from public filings, public company disclosures, press releases, industry and press reports, databases and other sources. Based upon conditions in the economy as a whole and in the information services and web hosting environments in particular, revenue multiples paid in Digex's industry have declined over the period reviewed. This decrease is highlighted by Data Return, which was purchased twice during this period: the first time for $96.7 million, or a revenue multiple of 1.8x, in November 2001, and again for $28 million, or a revenue multiple of 0.5x, in May 2003. This example suggests that more recent comparable transactions likely provide a more relevant basis for evaluating the Transaction than older comparable transactions given changing market conditions. Also, two of the four most recent comparable transactions had negligible cash consideration, with the acquiror only assuming some of the target's liabilities. Another factor considered when evaluating this data is the fact that the two most recent transactions were both sold in auctions conducted in bankruptcy.

   For the comparable transactions, multiples of enterprise value to LTM revenues ranged from 0.5x revenue to 2.0x revenue, with the two most recent transactions having been consummated at 0.5x revenue. This compares to revenue multiples of 1.37x LTM revenue in Digex's high case and 0.57x LTM revenue in Digex's low case.

   No company, transaction or business used in the comparable public company analysis or the comparable transaction analysis is identical to Digex or the Transaction. In evaluating the comparable companies, Lane Berry made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Digex's control. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction, public trading and other values of the comparable companies, comparable transactions or the business segment, companies or transactions to which they are being compared.

   Lane Berry also considered the results of Digex's previous effort to identify a prospective acquiror between October 2002 and February 2003. While no transaction was consummated as a result, the process yielded useful information on the prices that third parties were likely willing to pay for Digex's business. Beginning in October 2002, Lane Berry conducted a sales process for Digex, contacting over 120 potential buyers. After receiving preliminary indications of interest, five of these parties were invited to conduct further due diligence on Digex, consisting of a management presentation, facility tour and access to additional financial, legal and business information. After this due diligence period, one party submitted a formal proposal which provided for a purchase price of $0.23 per share for the Common Stock, assumption of Digex's capital lease obligations, a $35 million senior secured note to MCI in settlement of its debt claims and the redemption of the Series A Convertible Preferred Stock.

  Discounted Cash Flow Analysis

   Digex's management provided Lane Berry with financial projections that reflected its best estimate of Digex's expected future financial performance in the absence of a strategic transaction. This projection estimated that Digex would no longer be able to fund its operations as of the first quarter of 2004 and would most likely need to declare bankruptcy as of that time period. As a result of this financial projection, Lane Berry was unable to perform a discounted cash flow analysis.

  Price Premium Analysis

   Using publicly available information, Lane Berry reviewed the premium to be paid to the holders of Class A Common Stock of Digex, other than MCI and its subsidiaries, in the Transaction over the closing market price of the Class A Common Stock at certain times or over certain periods. The per share consideration to be paid in the Transaction reflected:

  . a 25.0% premium over the closing market price per share of Class A Common Stock one day prior to August 22, 2003 of $0.64;

  . a 27.0% premium over the closing market price per share of Class A Common Stock seven days prior to August 22, 2003 of $0.63;

  . a 33.3% premium over the closing market price per share of Class A Common Stock 30 days prior to August 22, 2003 of $0.60;

  . a 95.1% premium over the closing market price per share of Class A Common Stock 60 days prior to August 22, 2003 of $0.41;

  . a 110.5% premium over the closing market price per share of Class A Common Stock 90 days prior to August 22, 2003 of $0.38; and

  . a 207.7% premium over the closing market price per share of Class A Common Stock on November 10, 2002, the date before Digex announced that it would be actively soliciting a strategic transaction, of $0.26.

   As previously noted, the discussion above is merely a summary of the analyses and examinations that Lane Berry considered to be material to its opinion. While the foregoing summarizes the analyses and factors that Lane Berry deemed material, it is not a comprehensive description of all analyses and factors Lane Berry considered. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, these analyses and their application are not readily susceptible to a partial analysis or summary description. Lane Berry believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Lane Berry's opinion. Accordingly, Lane Berry did not rely on any one particular analysis; the fact that any specific analysis has been referred to in the summary above should not be construed to reflect that greater consideration was given to that analysis over any other single analysis. Also, the ranges of valuations resulting from any particular analysis described above should not be taken to be Lane Berry's view of Digex's actual value. The conclusions reached by Lane Berry may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Lane Berry also considered general economic, market and financial conditions and other matters, many of which are beyond Digex's control. Lane Berry did not recommend any specific consideration to the Special Committee or that any given consideration constituted the only appropriate consideration for the Merger.

   As described above, Lane Berry's opinion and presentation to the Special Committee were among the many factors taken into consideration by the Special Committee in making its recommendation. Lane Berry's analyses summarized above should not be viewed as determinative of the opinion of the Special Committee with respect to the value of shares of Class A Common Stock or of whether the Special Committee would have been willing to agree to a different form of consideration.

   Under Digex's letter agreement with Lane Berry, Digex is obligated to pay Lane Berry a fee for the opinion rendered to the Special Committee, payable in one installment. No portion of this fee would be refundable or not payable if Lane Berry was unable to provide its opinion that the consideration to be paid in the Transaction was fair from a financial point of view. Digex is also obligated to pay Lane Berry an additional fee upon the closing of the Offer. Digex previously engaged Lane Berry in October 2002 to provide financial advisory services and to assist it in identifying potential acquirers. In connection with such sales process, Digex paid Lane Berry a retainer fee which is not refundable. The Special Committee was aware of this fee structure and took this information into account in considering Lane Berry's opinion and recommending the Transaction. Digex has also agreed to indemnify and hold harmless Lane Berry and its affiliates and any person, director, employee or agent acting on behalf of Lane Berry or any of its affiliates, or any person controlling Lane Berry or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Lane Berry as financial advisor to the Special Committee. The terms of the fee arrangement with Lane Berry, which Lane Berry and Digex believe are customary in transactions of this nature, were negotiated at arm's-length.

5.  POSITION OF MCI REGARDING FAIRNESS OF THE OFFER

   We believe that the Offer is both substantively and procedurally fair to the unaffiliated security holders of Digex. We base our belief on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer.

  . Formation and Approval of the Offer by the Special Committee. The Special Committee consists entirely of directors who are independent of MCI. The Special Committee approved the Offer and recommended that the unaffiliated holders of Class A Common Stock of Digex accept the Offer.

  . Authority of the Special Committee. The Special Committee was authorized to engage its own counsel, an independent financial advisor and such other professional advisors it deemed appropriate. In addition, no restrictions were placed on the Special Committee in terms of the scope of its review or its ability to independently evaluate any proposal.

  . Opinion of Independent Financial Advisor. The opinion of Lane Berry rendered to the Special Committee that the consideration to be received by the unaffiliated holders of Class A Common Stock of Digex pursuant to the Offer is fair from a financial point of view.

  . The Offer Price Represents a Premium Over the Current Market and Historical Trading Prices of the Class A Common Stock. The $0.80 per share cash consideration payable in the Offer represents a 5.3% premium to the closing price on July 24, 2003, the last trading day prior to the public announcement of the Offer. Furthermore, the $0.80 per share price is 36% above the average trading price during the 20-day trading period prior to July 24, 2003, 68% above the average trading price during the 90-day period prior to July 24, 2003, and 108% above the average trading price during the 12-month period prior to July 24, 2003.

  . The Offer Price is More Than 3 Times the Offered Price of Any Other Firm Offers Received by Digex. The $0.80 per share cash consideration is approximately 348% higher than the $0.23 per share offer price made for Digex's outstanding Common Stock in February 2003, which is the only firm offer other than the Offer that Digex and the Special Committee have received in respect of seeking strategic alternatives for Digex.

  . The Market for Class A Common Stock. Digex's Class A Common Stock moved from The Nasdaq National Market to The Nasdaq Small Cap Market, and subsequently in February 2003, was delisted from The Nasdaq Small Cap Market. The Class A Common Stock currently trades on the OTC BB. The trading market for the shares of Class A Common Stock has been relatively illiquid and the Offer provides Digex's stockholders with the opportunity to receive liquidity in the form of cash for their shares of Class A Common Stock at a significant premium to historical trading prices without any transaction costs.

  . Form of Consideration in the Offer. The consideration to be paid in the Offer to holders of shares of Class A Common Stock is all cash, eliminating any uncertainties in valuing the consideration to be received by the holders and allowing stockholders to receive cash despite an illiquid market for the shares of Class A Common Stock.

  . Structure of the Transaction. The transaction has been structured to include a first-step cash tender offer for all of the outstanding shares of Class A Common Stock, thereby enabling stockholders who tender their shares of Class A Common Stock to promptly receive $0.80 per share in cash, and, if the Merger is effected, any unaffiliated holders of Class A Common Stock who do not tender their shares and who do not perfect their Dissenters' Rights pursuant to the subsequent Merger will receive the same cash price per share and there would be no transaction costs to the stockholders of Digex. Furthermore, approximately 74.3% of the outstanding shares of Class A Common Stock not owned by us or our subsidiaries need to be tendered in the Offer to satisfy the Minimum Condition and we may not waive the Minimum Condition or amend the Offer with respect to the Minimum Condition.

  . Digex's Business and Financial Condition. The concerns stated by Digex's management as to the company's business, financial condition, results of operations and prospects, as well as general economic and stock market conditions. Digex management noted in Digex's Quarterly Report that, without funding from new sources, Digex will run out of cash during the first quarter of 2004 even if Digex's proofs of claim and offset rights as asserted in our chapter 11 proceedings are resolved in a satisfactory manner to Digex.

  . Agreement by MCI to Purchase Digex's Series A Convertible Preferred Stock at a Substantial Discount to the Liquidation
      Preference. Hewlett-Packard, the owner of all the outstanding shares of the Series A Convertible Preferred Stock through its wholly owned subsidiary HPQ Holdings, LLC, agreed to sell those shares to MCI for $11 million. The liquidation preference of the Series A convertible Preferred Stock held by Hewlett-Packard is $50 million. In the event of any liquidation, dissolution or winding-up of Digex, the liquidation preference entitles the holder of the Series A Convertible Preferred Stock to payment of its liquidation preference prior to any distribution being made to the Class A Common Stock.

  . Availability of Dissenters' Rights. The stockholders who do not tender their shares of Class A Common Stock pursuant to the Offer will have the right in connection with the Merger to demand appraisal of the fair value of their shares of Class A Common Stock under the DGCL, even though a stockholder vote is not required in connection with the Offer or the Merger.

   The Special Committee is comprised of directors of Digex not affiliated with MCI for purposes of negotiating the terms of the Offer and preparing a report concerning the fairness of the transaction, the Offer and the Merger. The Special Committee has retained its own financial advisor and counsel in connection with the Offer.

   MCI had no involvement in the Special Committee's evaluation of the fairness of the Offer to the unaffiliated security holders of Digex. MCI has determined that the Offer is substantively and procedurally fair based upon the factors stated in this Offer to Purchase, including the approval by the Special Committee, the opinion of Lane Berry and arms-length negotiations between MCI and the Special Committee. In addition, given the above listed procedural safeguards, MCI believes that the Offer is procedurally fair to Digex's unaffiliated security holders despite the fact that there was no separate independent unaffiliated representative to act as the agent of the unaffiliated security holders for the purpose of negotiating the terms of the Offer. MCI did not consider any other factors to be material to their determination as to the fairness of the Offer to the unaffiliated security holders of Digex.

   The foregoing discussion of the information and factors considered and given weight by MCI is not intended to be exhaustive but is believed to include all material factors considered by MCI in connection with the fairness of the Offer to Digex's unaffiliated security holders. We did not obtain a report, opinion or appraisal from an outside party concerning the fairness of the Offer and we did not quantify or otherwise attempt to assign relative weights to the specific factors we considered in reaching our conclusions as to fairness. Moreover, the foregoing discussion of the information and factors considered and given weight by MCI is not intended to be exhaustive but is believed to include all material factors considered by MCI in connection with the fairness of the Offer to Digex's unaffiliated security holders.

   MCI, Intermedia, Business Internet and Intermedia Investment are not aware of any recommendation, other than that of the Special Committee, of any executive officer, director or affiliate of Digex (other than MCI and its affiliates) either in support of or opposed to the Offer.

6.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following description summarizes the material United States federal income tax consequences to stockholders of Digex of the Offer, the Merger or the exercise of Dissenters' Rights. It is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations under the Code, and court and administrative rulings and decisions in effect on the date of this Offer to Purchase, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this Offer to Purchase. We have not requested and will not request an advance ruling from the Internal Revenue Service, nor will we be securing any tax opinions, as to the tax consequences of the Offer, the Merger or the exercise of Dissenters' Rights. This description is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

   The description applies only to stockholders of Digex who are U.S. persons. For purposes of this description, the term "U.S. person" means: an individual who is a U.S. citizen or a U.S. resident alien, a corporation created or organized under the laws of the United States or any State, any partner in a partnership but only to the extent that the partnership's income is subject to United States federal income tax, regardless of its source, in the hands of such partner, a trust where (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantive decisions of the trust, or an estate that is subject to U.S. tax on its worldwide income from all sources.

   Our description is not a comprehensive description of all the tax consequences that may be relevant to you. It applies only to holders of shares of Class A Common Stock who hold their shares as a capital asset. Further, it assumes the Offer and the Merger are completed as described in this Offer to Purchase and that all conditions to closing the Offer and the Merger as set forth in this Offer to Purchase are satisfied without waiver. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular stockholder of Digex in light of the stockholder's individual circumstances or to stockholders of Digex who are subject to special treatment under the United States federal income tax laws (including, for example, banks, insurance companies and financial institutions, tax-exempt organizations, mutual funds, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, dealers in securities or foreign currencies, holders of Digex stock who obtained their shares by exercising options or warrants or as compensation, Digex stockholders who are not U.S. persons and Digex stockholders who hold shares of Class A Common Stock as part of a hedge, straddle, constructive sale or conversion transaction).

   This description does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and it does not address any federal tax consequences other than United States federal income tax consequences. It does not address the tax consequences of any transaction other than the Offer, the Merger and the exercise of Dissenters' Rights. Accordingly, each Digex stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the Offer and the Merger to the stockholder.

   Sale or exchange of shares of Class A Common Stock pursuant to the Offer, the Merger or upon exercise of Dissenters' Rights will be a taxable transaction for federal income tax purposes. A stockholder who accepts the Offer, or who exchanges shares of Class A Common Stock in the Merger or upon exercise of Dissenters' Rights, will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (except any cash received that is deemed to be interest for federal income tax purposes) and such stockholder's adjusted tax basis for the shares of Class A Common Stock sold or exchanged pursuant to the Offer, the Merger or the exercise of Dissenters' Rights, as the case may be. Such gain or loss will be capital gain or loss, provided the shares of Class A Common Stock are held as capital assets, and any such capital gain or loss will be long term if, as of the date of sale or exchange, the shares of Class A Common Stock were held for more than one year or will be short term if, as of such date, the shares of Class A Common Stock were held for one year or less. Any cash received that is deemed to be interest for United States federal income tax purposes will be taxed as ordinary income. A Digex stockholder may be required to recognize gain or loss in the year the Offer or the Merger closes irrespective of whether the stockholder actually receives payment for its Class A Common Shares in that year. Stockholders of Digex should consult with their tax advisors regarding the deductibility of any loss realized in the Offer, the Merger or upon the exercise of Dissenters' Rights.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING WITH RESPECT TO FEDERAL, STATE, LOCAL, FOREIGN AND OTHER
TAX CONSEQUENCES.

7.  STRUCTURE OF MCI'S OWNERSHIP AND OPERATING ARRANGEMENTS OF DIGEX

   Ownership Interest of MCI. Stockholders should be aware that, as a result of MCI's indirect ownership of approximately 93.9% of the voting interests and 60.7% of the Common Stock of Digex through its ownership of Intermedia, Business Internet and Intermedia Investment, MCI controls Digex.

   Interlocking Directors and Officers. Digex is controlled by MCI, which exercises voting control over all matters requiring stockholder approval including the election of directors and approval of significant corporate transactions (other than transactions with MCI or its affiliates).

   Director Compensation. Digex's independent directors are not employed by either Digex, Intermedia or, effective July 1, 2001, MCI, and receive an annual fee of $50,000, paid in quarterly installments of $12,500, and a fee of $1,000 for each meeting (or $500 for each telephonic meeting) of Digex's Board of Directors or committees of the Board of Directors attended. Additionally, Digex's independent directors are reimbursed for actual out-of-pocket expenses incurred in connection with attending such meetings.

  Employment Agreements

   George L. Kerns, President and Chief Executive Officer of Digex. Mr. Kerns' employment letter agreement provides for an initial base salary of $250,000, which is subject to annual review, and an annual bonus opportunity of 60% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. Mr. Kerns' employment agreement also provides for reimbursement of relocation and temporary living expenses.

   If Mr. Kerns is terminated by Digex for any reason other than for cause, Digex will pay his base salary and medical and dental benefits for a period of twelve months.

   Thomas Davidsson, Senior Vice President, European Division of Digex. Mr. Davidsson's employment letter agreement provides for an initial annual base salary of 1,800,000 Swedish Krona, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provides Mr. Davidsson with the option to receive (1) a vehicle equivalent to a Saab 95, which will include fuel expenses for business and private use and all maintenance costs, or (2) a car allowance in cash, paid monthly on a cost-neutral basis. The agreement also provides Mr. Davidsson with options to purchase 200,000 shares of Class A Common Stock, of which 180,000 shares are exercisable at $56.63 per share and 20,000 shares are exercisable at $6.63 per share. All of such options have vested.

   The employment letter agreement may be terminated by either Digex or Mr. Davidsson providing six months advance written notice of termination. During the notice period, Mr. Davidsson may be removed from his position, but would remain entitled to the terms of the agreement. If Mr. Davidsson is terminated by Digex for any reason other than for cause, Digex is obligated to pay his base salary for a period of six months.

   John J. Callari, Senior Vice President of Sales and Marketing of Digex. Mr. Callari's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review. Mr. Callari is eligible for a target bonus not to exceed $280,000 based on achievement of certain sales targets and organizational goals. Seventy percent of the target bonus is based on revenue plan achievement, adjusted by a payout factor, and 30% upon the achievement of an agreed upon organizational plan. The agreement also provides Mr. Callari with an accelerated incentive award of $25,000 to be paid as soon as practical upon joining Digex, to be netted against the target bonus.

   Bruce F. Metge, Senior Vice President and General Counsel of Digex. Mr. Metge's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provides Mr. Metge with a signing bonus of $50,000, paid in two equal installments: upon commencement of employment with Digex, and after six months of employment. The agreement also provides Mr. Metge with options to purchase 200,000 shares of Class A Common Stock, of which 175,000 shares are exercisable at $67.94 per share and 25,000 shares are exercisable at $37.94 per share. All of such options have vested.

   If Mr. Metge is terminated by Digex for any reason other than for cause, Digex will pay his base salary and medical and dental benefits for a period of twelve months.

   Howard C. Weizmann, Senior Vice President of Human Resources and Communications of Digex. Mr. Weizmann's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provides Mr. Weizmann with a signing bonus of $75,000 to be paid shortly after employment commencement. The agreement also provides Mr. Weizmann with options to purchase 100,000 shares of Class A Common Stock, of which 70,000 shares are exercisable at $27.13 per share and 30,000 shares are exercisable at $7.13 per share. All of such options have vested.

   If Mr. Weizmann is terminated by Digex for any reason other than for cause, Digex will pay his base salary and medical and dental benefits for a period of twelve months.

  Notes Receivable from Employees

   Digex made personal loans to various executive officers and employees in November 2001 and February 2002. Amounts outstanding, net of reserves for doubtful accounts, are $5.8 million and $6.0 million as of June 30, 2003 and December 31, 2002, respectively. Interest accrues on these loans at a rate of 3.82% per annum. Principal and accrued interest on the loan is payable in full on the earlier of (1) November 1, 2003 or (2) the termination of employment of such officer or employee with Digex for any reason, including termination by Digex with or without cause, termination as a result of death or disability, resignation for any reason or termination resulting from constructive discharge. Since March 31, 2002, Digex has not made any personal loans to officers and such loans are no longer permitted.

  Retention Bonus Agreements

   In November 2001, following MCI's acquisition of Intermedia, Digex entered into retention bonus agreements with approximately 50 of its executive officers and key employees. Under the agreements, each such officer (or his or her estate) is entitled to receive the amounts (1) if such executive officer is actively employed with Digex through and including November 1, 2003 or (2) if prior to that time Digex terminates such executive officer's employment without cause or his or her employment is terminated as a result of death or permanent disability. No officer is entitled to the retention bonus under this agreement, or any pro rata portion thereof, if such officer's employment terminates prior to November 1, 2003 by reason of termination for cause, resignation for any reason or termination resulting from constructive discharge by Digex.

   At December 31, 2002, the potential retention bonus payable to executive officers consisted of the following:

Name                             Position              Amount of Retention Bonus
----                             --------              -------------------------
George L. Kerns......... President and Chief Executive
                           Officer                                $1,000,000

Thomas Davidsson........ Senior Vice President, Digex
                           Europe                                    600,000

Bruce F. Metge.......... Senior Vice President and General
                           Counsel                                   650,000

Jonathan E. McLaughlin.. Senior Vice President, Service
                           Delivery and Operations                   285,000

Robert B. Patrick....... Vice President, Chief Marketing
                           Officer and Corporate
                           Secretary                                 534,600

Howard C. Weizmann...... Senior Vice President, Human
                           Resources and
                           Communications                            600,000

T. Scott Zimmerman...... Senior Vice President and Chief
                           Financial Officer                         495,000

   Indemnification. Each member of the Digex Board of Directors is entitled to certain rights of indemnification and to be insured by Digex with respect to certain matters in connection with the Offer, the Merger and any related transactions.

8.  DISSENTERS' RIGHTS

   Holders of shares of Class A Common Stock do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of shares of Class A Common Stock who has neither voted in favor of the Merger nor consented thereto in writing and who properly demands an appraisal of their shares under Section 262 of the DGCL will be entitled to, in lieu of receiving the Merger consideration, consideration determined in accordance with an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Class A Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares of Class A Common Stock, including, among other things, asset values and earning capacity.

   Since holders of shares of Class A Common Stock do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the Effective Time for the Merger, the surviving corporation in the Merger will notify the record holders of shares of Class A Common Stock as of the effective date of the Merger of the consummation of the Merger and of the availability of a procedure for demanding appraisal rights.

   If any holder of shares of Class A Common Stock who demands appraisal under
Section 262 of the DGCL fails to perfect or effectively withdraws or loses his right to appraisal as provided in the DGCL, the shares of Class A Common Stock of such stockholder will be converted into the right to receive the cash consideration offered in the Merger. A stockholder may withdraw his demand for appraisal by delivery to the surviving corporation of a written withdrawal of his demand for appraisal.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex B to this Offer to Purchase.

   FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

9.  BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following tables set forth certain information regarding the amount of Class A Common Stock beneficially owned by each of Digex's executive officers and directors, each person known to Digex to own beneficially more than five percent of the outstanding shares of Class A Common Stock, and each of MCI, Intermedia, Business Internet, Intermedia Investment and the persons listed on
Schedule I hereto and their respective "associates" (as defined under Rule 12b-2 of the Exchange Act) and majority-owned subsidiaries. The information is based on 25,519,461 shares of Class A Common Stock outstanding. All shares of Class A Common Stock shown reflect sole voting and investment power except as otherwise noted.

   According to rules adopted by the SEC, a person is the "beneficial owner" of securities if that person has or shares the power to vote such securities or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right of conversion of a security, or otherwise.

                                   Amount and Nature of         Percent of
Name or Group                      Beneficial Ownership    Class A Common Stock
-------------                      --------------------    --------------------
WorldCom, Inc...................      40,080,995/(1)/             61.1%

Intermedia Communications Inc...      39,350,000/(2)/             60.7%
 One Intermedia Way
 Tampa, FL 33647

                                   Amount and Nature of         Percent of
Name or Group                      Beneficial Ownership    Class A Common Stock
-------------                      --------------------    --------------------

   Business Internet, Inc..........      39,350,000/(2)/         60.7%
    22001 Loudoun County Parkway
    Ashburn, VA 20147

   Intermedia Investment, Inc......      39,350,000/(2)/         60.7%
    22001 Loudoun County Parkway
    Ashburn, VA 20147

   David J. Greene and Company, LLC       6,357,323/(3)/         24.9%
    599 Lexington Ave.
    New York, NY 10022

   Michael D. Capellas.............             -- /(4)/            *

   Dennis R. Beresford.............             -- /(4)/            *

   Nicholas deB. Katzenbach........             -- /(4)/            *

   C.B. Rogers, Jr.................              --                --

   Cynthia K. Andreotti............             -- /(4)/            *

   Robert T. Blakely...............              --                --

   Seth D. Blumenfeld..............             -- /(4)/            *

   Fred M. Briggs..................             -- /(4)/            *

   Daniel L. Casaccia..............             -- /(4)/            *

   Jonathan Crane..................             -- /(4)/            *

   Victoria D. Harker..............             -- /(4)/            *

   Wayne E. Huyard.................             -- /(4)/            *

   Anastasia Kelly.................              --                --

   Grace Chen Trent................              --                --

   George L. Kerns.................              --                --

   Thomas Davidsson................         200,000/(5)/            *

   John J. Callari.................             -- /(4)/            *

   Bruce F. Metge..................         200,050/(6)/            *

   Howard C. Weizmann..............         105,000/(7)/            *

   Brian H. Benjet.................             -- /(4)/            *

   Vinton G. Cerf..................             -- /(4)/            *

   John M. Coakley.................             -- /(4)/            *

   Howard Frank....................              --                --

   Max D. Hopper...................              --                --

   Paul G. Kozlowski...............             -- /(4)/            *

--------
*     Represents less than 1%.
/(1)/ Represents shares of Class A Common Stock if shares of Class B Stock, which are convertible into 39,350,000 shares of Class A Common Stock, and shares of Series A Convertible Preferred Stock that MCI has agreed to purchase, which are convertible into 730,995 shares of Class A Common Stock, are converted.

/(2)/ Represents shares of Class A Common Stock if shares of Class B Stock are converted.
/(3)/ Based upon information set forth in a Schedule 13G/A filed with the SEC on February 21, 2003. David J. Greene and Company, LLC has sole voting power and sole dispositive power of 659,500 shares of Class A Common Stock, shared voting power of 4,180,900 shares and shared dispositive power of 24,177 shares.
/(4)/ Messrs. Benjet, Beresford, Blumenfeld, Briggs, Callari, Capellas,
      Cassacia, Cerf, Coakley, Crane, Huyard, Katzenbach and Kozlowski, Ms. Andreotti and Ms. Harker do not own any shares of Class A Common Stock. However, each of Messrs. Benjet, Beresford, Blumenfeld, Briggs, Callari, Capellas, Cassacia, Cerf, Coakley, Crane, Huyard, Katzenbach and Kozlowski, Ms. Andreotti and Ms. Harker beneficially owns common shares and/or the right to acquire common shares of MCI, which indirectly represents an ownership interest in the shares of Class A Common Stock beneficially owned by MCI. Such shares owned by Messrs. Benjet, Beresford, Blumenfeld, Briggs, Callari, Capellas, Cassacia, Cerf, Coakley, Crane, Huyard, Katzenbach and Kozlowski, Ms. Andreotti and Ms. Harker individually and in the aggregate represent less than 1% of MCI's outstanding common shares and, as part of MCI's plan of reorganization that it has proposed in its chapter 11 proceedings, all equity interests in MCI will be cancelled and not entitled to a distribution thereon at the time of the effectiveness of such plan.
/(5)/ Represents shares of Class A Common Stock subject to options exercisable as of the date hereof or within 60 days hereafter.
/(6)/ Represents 50 shares of Class A Common Stock held by Mr. Metge's spouse, with respect to which he disclaims any voting or dispositive power, and 200,000 shares of Class A Common Stock subject to options exercisable as of the date hereof or within 60 days hereafter.
/(7)/ Represents 5,000 shares of Class A Common Stock purchased in March 2002, and 100,000 shares of Class A Common Stock subject to options exercisable as of the date hereof or within 60 days hereafter.

10.  TRANSACTIONS AND ARRANGEMENTS CONCERNING CLASS A COMMON STOCK

   We acquired our controlling interest in Digex as part of our acquisition of Intermedia on July 1, 2001. As a result of such acquisition, MCI acquired indirect beneficial ownership of 39,350,000 shares of Class B Stock, which currently represents approximately 93.9% of the outstanding voting securities and 60.7% of the outstanding capital stock of Digex. The 39,350,000 shares of Class B Stock are convertible, at the option of the holder, into 39,350,000 shares of Class A Common Stock. Except as described below, we have not effected any transaction in the shares of Class A Common Stock during the past two years.

   On July 23, 2003, we entered into a definitive agreement with Hewlett-Packard and its wholly-owned subsidiary HPQ Holdings, LLC to acquire all 50,000 outstanding shares of Series A Convertible Preferred Stock for a purchase price of $11 million and the entry into certain reasonable best efforts undertakings with respect to employing Hewlett-Packard equipment in the future operations of Digex. These undertakings include, for a period of two years from the closing date of the purchase from Hewlett-Packard: (1) creating pre-defined bundles of managed hosting and managed service offerings that incorporate Hewlett-Packard computer servers and other Hewlett-Packard computer memory storage products as part of a standard product offering in instances where computer hardware is being offered; (2) developing and supporting at least one Hewlett-Packard-sourced infrastructure configuration for the SAP-hosted applications contemplated by us to be marketed in conjunction with a prominent business systems integrator; and (3) meeting periodically with representatives of Hewlett-Packard to discuss industry service requirements in connection with managed hosting and managed service offerings and to evaluate, in good faith, appropriate Hewlett-Packard products and services relevant to such offerings (collectively, the "Infrastructure Commitments"). Under the agreement, our obligations with respect to the Infrastructure Commitments are subject to the following conditions: (1) we retain the right to offer alternatives to Hewlett-Packard computer servers and other computer memory storage products if requested by any customer or indicated by any customer's infrastructure configuration and (2) Hewlett-Packard and its affiliates offering their products and services to us and our affiliates on terms and conditions (including, without limitation, pricing, lease financing and discounts) no less favorable to us and our affiliates than such terms and conditions offered by Hewlett-Packard and its affiliates to customers of similar size and purchasing requirements. In addition, as it relates to our obligations regarding the Infrastructure Commitments, Hewlett-Packard agrees to use, and to cause its affiliates to use, commercially reasonable efforts to:
(1) include both MCI and its affiliates in Hewlett-Packard's "Service Provider Partnering Program" and any replacement or successor program thereto, in each case subject to our maintaining the minimum requirements for inclusion therein;
(2) provide MCI and its affiliates with support and training as may be necessary for MCI to meet its obligations under the Infrastructure Commitments to Hewlett-Packard and its affiliates; and (3) accommodate the business models of MCI and its affiliates wherein MCI and its affiliates do not purchase or own Hewlett-Packard equipment, services, software or applications used by their customers.

   In conjunction with obtaining the authorization and approval for the Offer, we obtained the authorization and approval of the Bankruptcy Court for the purchase from Hewlett-Packard. In general, our agreement with Hewlett-Packard is subject to standard terms for such a securities purchase, including, without limitation, each party's representation and warranty to the authorization and approval of the purchase, the absence of legal limitation to the ability to effect such purchase, the seller's representation and warranty as to ownership of the subject securities, the seller's covenant to maintain such ownership pending the sale of the securities, the parties mutual undertakings to obtain the requisite approvals and satisfy the conditions to consummate the sale and that such conditions be satisfied or waived at the time of consummation of the sale.

   However, our purchase of the Series A Convertible Preferred Stock is also subject to the condition that we, or one of our affiliates, shall have successfully acquired sufficient shares of Class A Common Stock to satisfy the Minimum Condition. Assuming that the Minimum Condition is met and we shall have completed the purchase of shares of Class A Common Stock pursuant to the Offer, we intend to consummate the purchase of the Series A Convertible Preferred Stock and, immediately thereafter, effect the Merger. The terms of the Series A Convertible Preferred Stock provide that such shares of stock are convertible at the option of the holder thereof into a number of shares of Class A Common Stock determined by dividing the liquidation preference for such Series A Convertible Preferred Stock by the applicable conversion price at the date of such conversion. As of the date hereof, each share of Series A Convertible Preferred Stock is convertible into approximately 14.62 shares of Class A Common Stock at a conversion price of $68.40 per share, subject to certain adjustments, for a total of 730,995 shares of Class A Common Stock convertible upon conversion of all outstanding shares of Series A Convertible Preferred Stock.

   Therefore, based upon our rights with respect to the acquisition of the Series A Convertible Preferred Stock, we believe that we, along with its subsidiaries, Intermedia, Business Internet and Intermedia Investment, collectively own approximately 61.1% of the Class A Common Stock on an as-converted basis.

   Other than as set forth above, to MCI's, Intermedia's, Business Internet's or Intermedia Investment's knowledge, no transactions in the shares of Class A Common Stock have been effected during the past 60 days by Digex, its executive officers, directors or affiliates, or by MCI, its executive officers, directors, affiliates or majority-owned subsidiaries (including Intermedia, Business Internet and Intermedia Investment) and any executive officer or director of any subsidiary of MCI.

   Except as set forth in this Offer to Purchase (including as described above), none of MCI, Intermedia, Business Internet or Intermedia Investment or, to MCI's, Intermedia's, Business Internet's or Intermedia Investment's knowledge, any of Digex's affiliates, directors or executive officers or any person (other than MCI, Intermedia, Business Internet or Intermedia Investment) controlling Digex is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of Digex (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, during the preceding two years, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of Digex (other than notes issued pursuant to the Second Note Purchase Agreement), an election of directors of Digex, or a sale or other transfer of a material amount of assets of Digex, has been entered into or has occurred between any affiliates of Digex or MCI, Intermedia, Business Internet or Intermedia Investment or between Digex or any of its affiliates and any non affiliated person. Except as described in this Offer to Purchase, in the past three years, Digex has not made any underwritten public offering of the shares of Common Stock that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

   To the best of MCI's, Intermedia's, Business Internet's and Intermedia Investment's knowledge, after reasonable inquiry, all of the directors or executive officers of Digex, other than those individuals, if any, for whom the tender of shares of Class A Common Stock could cause them to incur liability under the provisions of Section 16(b) of the Exchange Act, and other than those individuals who intend to make charitable contributions of shares of Class A Common Stock, intend to tender pursuant to the Offer or sell shares of Class A Common Stock held by them.

11.  RELATED PARTY TRANSACTIONS

   Digex and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with MCI and certain of its affiliates (including Intermedia), directors and executive officers. Information regarding these transactions, including the amounts involved, is set forth below and in the 2002 Annual Report, Digex's Annual Report on Form 10-K/A filed with the SEC on April 30, 2003 and Digex's Quarterly Report. The description provided in this Offer to Purchase regarding these transactions is qualified by reference to those reports. See "THE TENDER OFFER--7. CERTAIN INFORMATION CONCERNING DIGEX."

   Certain of our subsidiaries have entered into four commercial agreements with Digex, including the Master Channel Agreement, funding agreements, a master facilities agreement and network agreement. Except for the funding agreements, which expired on December 31, 2002, all agreements expire on December 31, 2003. We also have other commercial arrangements with Digex that provide support for operations. The principal terms of these agreements and arrangements are described below. However, there can be no assurance that changes to the agreements and arrangements will not be made, or that we will be in a position to honor the terms of the agreements and arrangements, as our chapter 11 proceedings progress.

Master Channel Agreement

   Effective January 1, 2001, WNS (which, pursuant to the terms of the Master Channel Agreement, is defined to include MCI affiliates) agreed to purchase the Digex portfolio of managed Web hosting products for resale to MCI customers. WNS has not met its committed sales targets. WNS agreed to purchase up to a total of $500 million during the period from 2001 through 2003, contingent on Digex's satisfaction of certain levels of service and data center capacity. WNS agreed to purchase $50 million and $192 million of managed hosting services in 2001 and 2002, respectively. WNS also agreed to purchase, in 2003, a minimum amount of managed hosting services equal to the lesser of $260 million or an amount equal to four times the actual services purchased by WNS for resale in the fourth quarter of 2002 ("the Minimum Annual Commitment"). In addition, WNS agreed to compensate Digex, on a quarterly basis, for the full amount of operating losses before depreciation and amortization incurred in servicing MCI customers under the Master Channel Agreement, during 2001. However, in 2001 and thereafter, to the extent that Digex generated operating income before depreciation and amortization in servicing WNS under the Master Channel Agreement, Digex agreed to share such operating income with WNS. WNS's participation in operating results is recognized on Digex's financial statements as adjustments to revenue recognized under the Master Channel Agreement.

   In 2002, WNS purchased a total of $60.7 million in services from Digex under the Master Channel Agreement. Digex recognized revenue from WNS, under the Master Channel Agreement, of $51.4 million for the year ended December 31, 2002. All revenue recognized under the Master Channel Agreement in 2002 resulted from actual managed hosting services purchased for resale by WNS, net of $2.9 million representing WNS's share in the net operating income related to activity under the Master Channel Agreement. Since July 1, 2002, Digex has recognized revenue from WNS only upon collection. Digex recorded a provision for doubtful accounts of $18.3 million for all receivables due from WNS recorded prior to July 1, 2002, which have not been collected subsequent to June 30, 2002.

   For the year ended December 31, 2001, Digex recognized revenue of $29.3 million related to MCI, of which total revenues of $29.1 million were recorded under the Master Channel Agreement. Of the revenues Digex recorded under the Master Channel Agreement, $14.8 million resulted from actual managed hosting services. Total Digex revenues for the difference between actual managed hosting services sold and the Minimum Annual Commitment were $32.3 million. These amounts, aggregated, were reduced by $18 million, representing MCI's share in the net operating income related to activity under the sales channel agreement.

Funding Agreements

   Refer to "Borrowings from MCI and Intermedia" below.

Master Facilities Agreement

   Effective January 1, 2001, managed Web hosting facilities for Digex were built in several MCI data centers in the United States and around the world. Digex has leased space from WNS at these data centers based on customer demand. Digex's expense for the data center space and connections from the space to an MCI Internet Protocol network hub amounted to $2.9 million and $1.7 million for the years ended December 31, 2002 and 2001, respectively.

UUNet Multi-Megabit Agreement

   This agreement, effective January 1, 2001, provides Digex with terms to purchase bandwidth and connectivity from UUNet Technologies, Inc. in the United States to support Digex's managed Web hosting activities. Digex's expenses for the dedicated Internet connections and network services amounted to $2.8 million and $6 million for the years ended December 31, 2002 and 2001, respectively.

   We and our subsidiaries provide Digex with certain operational services under vendor contracts or agreements in the ordinary course of business, including facilities, telephone and other circuit related services. The following table reflects charges related to services provided to Digex by MCI and its subsidiaries in the ordinary course of business (in thousands):

                                          Year ended December 31,
                                          -----------------------
                                             2002        2001
                                            -------     -------

       Other circuit related expense..... $ 5,349     $ 7,734
       Telephone expense.................   4,261       2,480
       Rent expense......................     680         300
                                          -------     -------
                                          $10,290     $10,514

   In January 2002, we entered into an affiliates facilities agreement, effective July 1, 2001, with Digex which permits Digex to rent general office space from us at certain facilities. The agreement expires when Digex ceases to be an affiliate of MCI, unless earlier terminated by either party. Digex's rent expense for office space attributed to this agreement is included in the rent expense for 2002 and 2001 presented above.

General and Administrative Services Agreement

   On April 30, 1999, Digex entered into a general and administrative services agreement with Intermedia for Intermedia to provide Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, treasury, and information management services. This agreement had an initial term of two years and expired in April 2001.

Expense Sharing and Indemnity Arrangement

   On January 24, 2000, Digex agreed with Intermedia to allocate and pay the expenses of Digex's February 2000 public offering, including any amounts arising from any indemnification or contribution obligations, in proportion to the number of shares of Class A Common Stock sold by us and by Intermedia. Expenses of $0.3 million were allocated to Digex in 2000 and Digex netted such amounts against the offering proceeds.

Borrowings from MCI and Intermedia

   On July 31, 2001, Digex entered into the First Note Purchase Agreement with MCI pursuant to which MCI agreed to provide funding, in the form of floating rate senior notes, for the Digex business plans for 2001 and 2002. Digex issued, and MCI caused Intermedia to purchase, senior notes under this note purchase agreement in an aggregate principal amount of $102.2 million. The notes bear interest at LIBOR plus a margin of 3% per annum. The maturity date of the notes is December 31, 2006.

   On January 14, 2002, Digex entered into the Second Note Purchase Agreement with Intermedia under which Intermedia purchased a senior note in the amount of $25 million. The note matures on December 31, 2003 and bears interest at LIBOR plus a margin of 3% per annum.

                               THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), MCI will accept for payment and thereby purchase all shares of Class A Common Stock validly tendered and not withdrawn (as set forth under "THE TENDER OFFER--4. WITHDRAWAL RIGHTS") on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, September 24, 2003, unless and until MCI, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by MCI, shall expire.

   MCI may waive any or all of the conditions, except the Minimum Condition, to its obligation to purchase shares of Class A Common Stock pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, MCI may elect to (i) terminate the Offer and return all tendered shares of Class A Common Stock to tendering stockholders, (ii) waive all of the unsatisfied conditions that are waivable and, subject to any required extension, purchase all shares of Class A Common Stock validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw shares of Class A Common Stock until the new Expiration Date, retain the shares of Class A Common Stock that have been tendered until the expiration of the Offer as extended.

   Subject to the applicable regulations of the SEC, MCI also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such shares of Class A Common Stock were theretofore accepted for payment, payment for any shares of Class A Common Stock pending receipt of any regulatory or governmental approvals specified in "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER; and --13. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS,"
(ii) terminate the Offer (whether or not any shares of Class A Common Stock have theretofore been accepted for payment) if any of the conditions referred to in "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER" has not been satisfied or upon the occurrence of any of the events specified in "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER", (iii) regardless of whether or not any of the conditions has been satisfied or any of the events shall have occurred, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act and (iv) waive any condition other than the Minimum Condition or otherwise amend the Offer in any respect (except with respect to the Minimum Condition), in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. MCI acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires MCI to pay the consideration offered or return the shares of Class A Common Stock tendered promptly after the termination or withdrawal of the Offer and (ii) that MCI may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any shares of Class A Common Stock upon the occurrence of any of the conditions specified in "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER" without extending the period of time during which the Offer is open. See "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER."

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which MCI may choose to make any public announcement, subject to applicable law (including Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of shares of Class A Common Stock), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, MCI will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e- 3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, we increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of shares of Class A Common Stock, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   Pursuant to Rule 14d-11 under the Exchange Act we may elect to make available a "subsequent offering period" by extending the Offer from three to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time following the expiration of the Offer and the purchase of shares of Class A Common Stock in the Offer, during which stockholders may tender shares of Class A Common Stock not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period may be provided regardless of whether the conditions or the events set forth in "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER" have occurred. We currently do not intend to provide for a subsequent offering period.

   During a subsequent offering period, if any, tendering stockholders will not have withdrawal rights, and we will promptly purchase and pay for any shares of Class A Common Stock tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a subsequent offering period so long as, among other things, (i) the initial 20 business day period of the Offer has expired,
(ii) we offer the same form and amount of consideration for shares of Class A Common Stock in the subsequent offering period as in the initial offer, (iii) we accept and promptly pay for all securities tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the subsequent offering period and (v) we immediately accept and promptly pay for shares of Class A Common Stock as they are tendered during the subsequent offering period.

   MCI, through Intermedia Investment, has exercised its rights as a stockholder of Digex to request Digex's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Digex has provided us with Digex's stockholder list and security position listings for the purpose of disseminating the Offer to holders of shares of Class A Common Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Class A Common Stock and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of Class A Common Stock.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), MCI will purchase, by accepting for payment, and will pay for, all shares of Class A Common Stock validly tendered and not withdrawn (as set forth under "THE TENDER OFFER--4. WITHDRAWAL RIGHTS") on or prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of conditions to the Offer set forth in "THE TENDER

OFFER--11. CERTAIN CONDITIONS TO THE OFFER." In addition, subject to applicable rules of the SEC, MCI expressly reserves the right to delay acceptance for payment of, or payment for, shares of Class A Common Stock pending receipt of any regulatory or governmental approvals specified in "THE TENDER OFFER--13. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS."

   In all cases, payment for shares of Class A Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such shares of Class A Common Stock or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such shares of Class A Common Stock into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "THE TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares of Class A Common Stock which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that MCI may enforce such agreement against such participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares of Class A Common Stock validly tendered and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance of such shares of Class A Common Stock for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for shares of Class A Common Stock purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from MCI and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for shares of Class A Common Stock be paid by MCI by reason of any delay in making such payment.

   If any tendered shares of Class A Common Stock are not purchased pursuant to the Offer for any reason, or if certificates representing shares of Class A Common Stock are submitted representing more shares of Class A Common Stock than are tendered, certificates representing unpurchased or untendered shares of Class A Common Stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Class A Common Stock delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," such shares of Common Stock will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of MCI's subsidiaries or affiliates, including Intermedia Investment, the right to purchase all or any portion of the shares of Class A Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares of Class A Common Stock validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares

   Except as set forth below, in order for shares of Class A Common Stock to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of shares of Class A Common Stock, and all other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered shares of Class A Common Stock must be received by the Depositary, or such shares of Class A Common Stock must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures set forth below must be complied with.

   Stockholders who hold shares through brokers or banks are urged to consult with such brokers and banks to determine whether transaction costs are applicable if the stockholders tender shares through brokers or banks and not directly to the Depositary.

   The method of delivery of certificates representing tendered shares of Class A Common Stock, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

   The Depositary will make a request to establish accounts with respect to the shares of Class A Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of shares of Class A Common Stock by causing the Book-Entry Transfer Facility to transfer the shares of Class A Common Stock into the Depositary's account at such Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Class A Common Stock may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

   Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees

   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this paragraph, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the shares of Class A Common Stock) of shares of Class A Common Stock tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such shares of Class A Common Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares of Class A Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares of Class A Common Stock not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares of Class A Common Stock must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery

   If a stockholder desires to tender shares of Class A Common Stock pursuant to the Offer and its certificates for shares of Class A Common Stock are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

   (i) such tender is made by or through an Eligible Institution;

   (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by MCI, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

   (iii) the certificates for (or a Book-Entry Confirmation with respect to) the shares of Class A Common Stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers Association Automatic Quotation System, Inc. is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for shares of Class A Common Stock accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such shares of Class A Common Stock, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and all other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such shares of Class A Common Stock are received into the Depositary's account at a Book-Entry Transfer Facility.

Backup Federal Tax Withholding

   Under the U.S. backup federal income tax withholding rules applicable to certain stockholders other than certain exempt stockholders, including, among others, all corporations and certain foreign entities and individuals, the Depositary will be required to withhold any payments made to those stockholders pursuant to the Offer at a statutory established rate (28% for reportable payments made in 2003). To prevent backup federal income tax withholding on payments with respect to the purchase price of shares of Class A Common Stock purchased pursuant to the Offer, each stockholder should certify to the Depositary that he is not subject to backup federal income tax withholding by properly providing the Depositary with (i) a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate or (ii) such stockholders' taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). See Instruction 10 of the Letter of Transmittal.

Appointment as Proxy

   By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of MCI, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the shares of Class A Common Stock tendered by such stockholder and accepted for payment and paid for by MCI and with respect to all other shares of Class A Common Stock and other securities or rights issued or issuable in respect of such shares of Class A Common Stock on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Class A Common Stock. Such appointment will be effective when, and only to the extent that, MCI pays for such shares of Class A Common Stock by depositing the purchase price therefor with the Depositary. Upon such payment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Class A Common Stock, and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The Depositary or other designees of MCI will, with respect to the shares of Class A Common Stock for which such appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of Digex's stockholders, or any adjournment or postponement thereof. We reserve the right to require that, in order for shares of Class A Common Stock to be deemed validly tendered, immediately upon the payment for such shares of Class A Common Stock, we or our designee must be able to exercise full voting rights with respect to such shares of Class A Common Stock and other securities, including voting at any meeting of stockholders.

Determination of Validity

   All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Class A Common Stock will be determined by MCI, in its sole discretion, whose determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of MCI's counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of shares of Class A Common Stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

   Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of shares of Class A Common Stock will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of MCI, or any of our affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Our acceptance for payment of shares of Class A Common Stock tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

   Except as otherwise provided in this section, tenders of shares of Class A Common Stock made pursuant to the Offer are irrevocable. Shares of Class A Common Stock tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after September 24, 2003 (or such later date as may apply in case the Offer is extended).

   If, for any reason whatsoever, acceptance for payment of any shares of Class A Common Stock tendered pursuant to the Offer is delayed, or we are unable to accept for payment or pay for shares of Class A Common Stock tendered pursuant to the Offer, then, without prejudice to our rights set forth herein, the Depositary may, nevertheless, on behalf of MCI, retain tendered shares of Class A Common Stock and such shares of Class A Common Stock may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this section. Any such delay will be by an extension of the Offer to the extent required by law.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Class A Common Stock to be withdrawn, the number of shares of Class A Common Stock to be withdrawn and the name of the registered holder of the shares of Class A Common Stock to be withdrawn, if different from the name of the person who tendered the shares of Class A Common Stock. If certificates evidencing shares of Class A Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares of Class A Common Stock have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Class A Common Stock have been delivered pursuant to the procedures for book-entry transfer as set forth in "THE TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Class A Common Stock and otherwise comply with such Book-Entry Transfer Facility's procedures.

   Withdrawals of shares of Class A Common Stock may not be rescinded. Any shares of Class A Common Stock properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "THE TENDER OFFER--3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, and our determination shall be final and binding. None of MCI or any of our affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  PRICE RANGE OF THE SHARES; DIVIDENDS

   Digex's Class A Common Stock currently trades on the OTC BB under the symbol "DIGX". Effective at the opening of business on February 28, 2003, Digex's Class A Common Stock was delisted from The Nasdaq SmallCap Market, where it traded from October 1, 2002 through February 27, 2003. Prior to October 1, 2002, Digex's Class A Common Stock traded on The Nasdaq National Stock Market.

   As of March 25, 2003, there were 91 holders of record of Digex's Class A Common Stock and, based on an estimate of the number of individual participants represented by security position listings, there were approximately 12,153 beneficial holders of Digex's Class A Common Stock. The following table sets forth, for the calendar quarters indicated, the approximate high and low closing prices for Digex's Class A Common Stock on The Nasdaq National Stock Market, The Nasdaq SmallCap Market and the OTC BB, as applicable, based on public sources:

               Fiscal Year Ending December 31, 2003  High   Low
               ------------------------------------ ------ ------
               Second Quarter...................... $ 0.51 $ 0.35
               First Quarter....................... $ 0.64 $ 0.35

               Fiscal Year Ending December 31, 2002  High   Low
               ------------------------------------ ------ ------
               Fourth Quarter...................... $ 1.15 $ 0.11
               Third Quarter.......................   0.26   0.14
               Second Quarter......................   1.25   0.22
               First Quarter.......................   3.06   0.72

               Fiscal Year Ending December 31, 2001  High   Low
               ------------------------------------ ------ ------
               Fourth Quarter...................... $ 3.35 $ 1.40
               Third Quarter.......................  11.21   3.34
               Second Quarter......................  19.50   8.38
               First Quarter.......................  31.38  12.69

   On July 24, 2003, the last full day before MCI announced the Offer, the closing quoted bid on the OTC BB for the Class A Common Stock was $0.76 per share. On August 21, 2003, the last full day before MCI filed a motion with the Bankruptcy Court seeking its authorization and approval for the payment of a purchase price of $0.80 per share in the Offer, the closing quoted bid on the OTC BB for the Class A Common Stock was $0.64 per share. Stockholders are urged to obtain a current market quotation for the shares of Class A Common Stock.

   Digex has not declared any dividends in the last two years and has announced its anticipation of not paying any dividends on any of its Class A Common Stock in the foreseeable future.

   Pursuant to the Digex Settlement, as approved by the Delaware Court of Chancery in Wilmington, Delaware, we made a payment of MCI common stock having a total value of $165 million for distribution to Digex's holders of shares of Class A Common Stock following the closing of the Intermedia-MCI merger in July 2001. One half of the settlement fund, net of plaintiffs' attorneys' fees, was distributed to record holders of shares of Class A Common Stock as of September 1, 2001. The balance of the settlement fund, net of attorneys' fees, was paid to record holders of shares of Class A Common Stock as of June 29, 2002. Neither MCI nor its affiliates, including Intermedia and Intermedia Investment, was entitled to any distribution from the settlement fund. The merger agreement between Intermedia and MCI was amended, among other things, to change the consideration to be paid to Intermedia stockholders in connection with the merger. The fees and expenses of all plaintiffs and all counsel representing all plaintiffs in the action were paid out of the settlement fund. In connection with the settlement, MCI agreed to reimburse Digex for certain fees and expenses incurred by Digex associated with the merger and the consolidated lawsuit in an amount not to exceed $15 million.

6.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION

Effect of the Offer on the Market for the Shares

   The purchase of shares of Class A Common Stock pursuant to the Offer will reduce the number of shares of Class A Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Class A Common Stock held by the public. The purchase of shares of Class A Common Stock pursuant to the Offer can also be expected to reduce the number of holders of shares of Class A Common Stock.

Exchange Act Registration

   The shares of Class A Common Stock are currently registered under the Exchange Act. The purchase of the shares of Class A Common Stock pursuant to the Offer may result in the shares of Class A Common Stock becoming eligible for deregistration under the Exchange Act, although, according to information provided by Digex in its 2002 Annual Report, the Class A Common Stock may already be eligible for deregistration under the Exchange Act based on the fact that there are only 91 holders of record of shares of Class A Common Stock. Registration of the shares of Class A Common Stock may be terminated upon application by Digex to the SEC if the shares of Class A Common Stock, which are not listed on a "national securities exchange," are held by fewer than 300 record holders. Termination of registration of the shares of Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Digex to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the related requirement to furnish an annual report to stockholders, no longer applicable to Digex. If the shares of Class A Common Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Digex. Furthermore, the ability of "affiliates" of Digex and persons holding "restricted securities" of Digex to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, upon consummation of the Offer, Digex is no longer required to maintain registration of the shares of Class A Common Stock under the Exchange Act, we may cause Digex to apply for termination of such registration. If the Merger is consummated, Digex will not be subject to the reporting requirements of the Exchange Act. See "SPECIAL FACTORS--3. PLANS FOR DIGEX AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER."

7.  CERTAIN INFORMATION CONCERNING DIGEX

   Digex is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Digex's directors and certain officers (including their remuneration), the principal holders of Digex's securities, any material interests of such persons in transactions with Digex and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Digex's stockholders and filed with the SEC. Such reports, proxy statements and other information may be inspected and copied at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained by mail at prescribed rates, from the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Digex which have been filed electronically via the EDGAR system.

   Digex is a Delaware corporation with its principal executive offices located at 14400 Sweitzer Lane, Laurel, MD 20707, telephone number (240) 264-2000. Digex is a provider of Web, application and enterprise managed hosting services for businesses worldwide. Digex customers use Digex's services to power various types of business solutions, including corporate Web sites, on-line commerce and back-office applications. Digex operates in a single segment, primarily in the United States.

   Digex started operations in 1996 as the Web hosting unit of Business Internet, Inc., previously known as DIGEX, Incorporated, a company that was principally an Internet access and Web hosting services provider. DIGEX, Incorporated went public in October 1996 and was acquired by Intermedia in July 1997.

   In contemplation of its initial public offering, Digex was incorporated in Delaware as Digex, Incorporated in April 1999, and Business Internet, as DIGEX, Incorporated had been renamed, contributed assets to the newly-formed Digex in order to effect a recapitalization of Digex's business. On August 4, 1999, Digex sold 11,500,000 shares of Class A Common Stock in its initial public offering. Subsequent to its initial public offering, Business Internet contributed Digex's outstanding shares of Class B Stock to its wholly-owned subsidiary, Intermedia Financial Company.

   On January 12, 2000, Digex sold 100,000 shares of its Series A Convertible Preferred Stock to Microsoft Corporation and CPQ Holdings, Inc., a subsidiary of Compaq Computer Corporation ("Compaq"), for an aggregate of $100.0 million, of which $85.0 million was paid in cash and $15.0 million was in the form of equipment credits from Compaq. On April 1, 2002, Microsoft Corporation converted its 50,000 shares of Series A Convertible Preferred Stock into 730,995 shares of Class A Common Stock.

   On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock at a per share offering price of $90.00. Digex sold 2,000,000 shares of Class A Common stock as part of such offering and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B Stock, which, per the terms of the Class B Stock, automatically converted into a like number of shares of Class A Common Stock at the closing of the offering.

   On August 23, 2000, Intermedia Financial Company was merged into Intermedia Investment, the current direct holder of the Class B Stock.

   On July 1, 2001, a wholly-owned subsidiary of MCI merged with and into Intermedia, with Intermedia continuing as the surviving corporation as a subsidiary of MCI. As a result of such merger, MCI acquired an indirect controlling interest of Digex and continues to own approximately 60.7% of Digex's equity interests and controls 93.9% of Digex's voting interests based on the 25,519,461 shares of Class A Common Stock and 39,350,000 shares of Class B Stock currently outstanding.

   On July 23, 2003, MCI entered into an agreement to purchase 50,000 outstanding shares of Series A Convertible Preferred Stock pursuant to the terms and conditions of a Stock Purchase Agreement among MCI, Hewlett-Packard and its wholly-owned subsidiary HPQ Holdings, LLC for an aggregate purchase price of $11 million.

8.  SELECTED CONSOLIDATED FINANCIAL DATA OF DIGEX

   The selected financial information of Digex and its consolidated subsidiaries set forth below has been excerpted and derived from Digex's 2002 Annual Report and its Quarterly Report. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed with the SEC. The following financial information is qualified in its entirety by reference to the 2002 Annual Report and the Quarterly Report and all other such reports and documents filed with the SEC and all of the financial statements and related notes contained therein. The 2002 Annual Report, the Quarterly Report and certain other reports may be examined and copies may be obtained at the offices of the SEC in the manner set forth below.


                                               For the Six Months       For the Years
                                                     Ended                  Ended
                                                 June 30, 2003          December 31,
                                               ------------------ ------------------------
                                                  (Unaudited)         2002         2001
                                               ------------------ -----------  -----------
                                                          (Thousands of Dollars,
                                                     Except Share and Per Share Data)
Income Statement Data:
   Total revenues.............................    $    77,046     $   187,960  $   214,353
   Total costs and expenses...................        122,275         426,063      400,202
   Net loss...................................        (49,919)       (246,233)    (188,459)
Balance Sheet Data:
   Current assets.............................    $    47,458     $    53,036  $    70,512
   Non-current assets.........................        124,169         167,803      356,846
   Current liabilities........................        194,320         112,271       61,269
   Non-current liabilities....................         23,892         105,618      126,949
   Total stockholders' deficit................        (93,566)        (42,798)     157,644
   Cash dividends declared per common share...    $         0     $         0  $         0
   Average shares of common stock outstanding.     64,869,461      64,689,708   64,026,647
   Redeemable preferred stock.................         46,981          45,748       81,503


   Digex historically has not reported a ratio of earnings to fixed charges.

                          COMPARATIVE PER SHARE DATA

   The following table sets forth certain historical per share data for Digex. Basic and diluted earnings per share of Common Stock and book value per share is presented for the quarter ended June 30, 2003 and for each of the years ended December 31, 2001 and 2002.

                                             For the Six Months  For the Years
                                                   Ended             Ended
                                               June 30, 2003     December 31,
                                             ------------------ --------------
                                                (Unaudited)      2002    2001
                                             ------------------ ------  ------
Basic and diluted net income loss per share:       $(0.78)      $(3.85) $(3.00)
Book value per share........................       $(1.44)      $(0.66) $(2.46)


9. CERTAIN INFORMATION CONCERNING MCI, INTERMEDIA, BUSINESS INTERNET AND INTERMEDIA INVESTMENT

   MCI is a Georgia corporation that indirectly owns approximately 93.9% of the voting interests and 60.7% of the capital stock of Digex through its ownership of Intermedia, Business Internet and Intermedia Investment. The principal executive offices of MCI are located at 22001 Loudoun County Parkway, Ashburn, VA 20147, telephone number (877) 624-1000. MCI serves as a holding company for over 200 direct and indirect domestic subsidiaries and 200 foreign affiliates. MCI and its direct and indirect subsidiaries are, collectively, one of the world's preeminent global communications companies, providing a broad range of communication services in 125 countries on six continents.

   Intermedia is a Delaware corporation through which MCI indirectly owns its interest in Digex. The principal executive offices of Intermedia are located at One Intermedia Way, Tampa, FL 33647, telephone number (813) 829-0011. Intermedia provides integrated data and voice communications services, including enterprise data solutions (frame relay and asynchronous transfer mode), private line data, managed Web site and application hosting, local and long distance and integration services to business and government customers. Intermedia operates in primarily two business segments, integrated communications and Web site and application hosting services.

   Business Internet is a Delaware corporation and is a wholly owned subsidiary of Intermedia. The principal executive offices of Business Internet are located at 22001 Loudoun County Parkway, Ashburn, VA 20147, telephone number (877) 624-1000. The principal business of Business Internet is telecommunications.

   Intermedia Investment is a Delaware corporation and is a wholly owned subsidiary of Business Internet. The principal executive offices of Intermedia Investment are located at 22001 Loudoun County Parkway, Ashburn, VA 20147, telephone number (877) 624-1000. The principal business of Intermedia Investment is telecommunications.

   MCI, Intermedia, Business Internet and Intermedia Investment are all debtors in cases under chapter 11 of the Bankruptcy Code, styled In re MCI, Inc., et al., Chapter 11 Case No. 02-13533 (AJG), which are currently pending before the Bankruptcy Court. Pursuant to Sections 1107 and 1108 of the Bankruptcy Code, MCI and its subsidiaries have continued in the possession of their assets and in the management of their businesses.

   MCI, each of its direct and indirect subsidiaries and various lenders are parties to that certain $1,100,000,000 Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of October 15, 2002, as amended (the "DIP Agreement"), to provide for term, working capital and letter of credit facilities. Pursuant to the terms of the DIP Agreement, the shares of stock and other equity interests currently owned by MCI in each of Intermedia, Business Internet, Intermedia Investment and Digex, including the shares of Class B Stock beneficially owned by MCI, are pledged as security for the obligations of MCI and its subsidiaries under the DIP Agreement. In addition, all additional shares of stock acquired by MCI from time to time, including the Class A Common Stock acquired pursuant to the Offer and the Merger, is required to be pledged as security under the DIP Agreement.

   On June 25, 2002, MCI announced that as a result of an internal audit of MCI's capital expenditure accounting, it was determined that certain transfers from line cost expenses to capital accounts in the amount of $3.9 billion during 2001 and the first quarter of 2002 were not made in accordance with generally accepted accounting principles. MCI promptly notified its recently engaged external auditors, KPMG LLP ("KPMG"), and has engaged KPMG to undertake a comprehensive audit of MCI's financial statements for 2000, 2001 and 2002.

   On August 8, 2002, MCI announced that its ongoing internal review of its financial statements discovered an additional $3.8 billion in improperly reported pre-tax earnings for 1999, 2000, 2001 and the first quarter of 2002. On November 5, 2002, MCI announced that it expected a further restatement of earnings in addition to amounts previously announced and that the overall amount of the restatements could total in excess of $9 billion.

   A Special Committee of MCI's Board of Directors conducted an independent investigation of these matters with the law firm of Wilmer, Cutler & Pickering as special counsel and PricewaterhouseCoopers LLP as their financial advisors. MCI's accounting practices also are under investigation by the U.S. Attorney's Office for the Southern District of New York (the "District Court") and the Examiner appointed by the Bankruptcy Court, Richard Thornburgh, former Attorney General of the United States. On June 9, 2003, the Examiner released the second Interim Report regarding, among other things, corporate governance matters and past accounting practices. On November 4, 2002, the Examiner released the first Interim Report regarding the Examiner's preliminary observations.

   By order dated June 26, 2002, the SEC required MCI to file a sworn statement pursuant to Section 21(a)(1) of the Exchange Act describing in detail the facts and circumstances underlying the events leading to MCI's June 25th announcement. MCI filed the sworn statement on July 1, 2002 and filed an amended statement on July 8, 2002.

   The SEC filed a civil action against MCI on June 26, 2002 seeking injunctive relief and damages under various legal theories. On November 26, 2002, MCI consented to the entry of a permanent injunction that partially resolved the claims brought in this suit. The injunction enjoins MCI, its employees and its agents from violating the antifraud, reporting, and books and records and internal controls provisions of the federal securities laws. The injunction directs MCI's Corporate Monitor, Richard Breeden, to review the adequacy and effectiveness of MCI's corporate governance systems, policies, plans and practices, requires MCI to retain a consultant to review its material internal accounting control structure and policies, obligates MCI to provide reasonable training to its senior operational officers and financial reporting personnel to minimize the possibility of future violations and permits the SEC to seek a civil penalty. Mr. Breeden released a report based on this review on August 26, 2003.

   On May 19, 2003, MCI announced a proposed settlement with the SEC regarding a civil penalty. Pursuant to the initial proposed settlement, MCI would satisfy the SEC's civil penalty claim by payment of $500 million upon the effective date of MCI's emergence from chapter 11 protection. On June 11, 2003, MCI consented to the entry of two orders dealing with internal controls and corporate governance issues that modified certain of the ongoing obligations imposed in the permanent injunction entered on November 26, 2002.

   On July 2 and 3, 2003, MCI filed documents in the District Court modifying the proposed settlement. Pursuant to the revised proposed settlement, MCI will satisfy the SEC's civil penalty claim by paying $500 million upon the effective date of MCI's emergence from chapter 11 protection and by transfer of common stock in the reorganized company having a value of $250 million. On July 7, 2003, the District Court issued an order approving the proposed settlement. The proposed settlement must also be approved by the Bankruptcy Court. The proposed settlement provides that the funds paid and common stock transferred by MCI in satisfaction of the SEC's penalty claim will be distributed pursuant to the Fair Funds provisions of the Sarbanes-Oxley Act of 2002. The SEC has proposed a plan for distribution of the funds, which is subject to court approval.

   MCI has terminated or accepted the resignations of various financial and accounting personnel, including its then chief financial officer and its corporate controller, and is continuing the process of investigating and restating its financial results for the years 2000-2002. Earlier years also are impacted. The former corporate controller and three accounting directors have entered into plea agreements with the U.S. Attorney's Office, and on August 28, 2002, a grand jury returned an indictment charging the former chief financial officer with various securities-related crimes; trial of that case is currently scheduled for February 2004. On April 16, 2003, a superseding indictment was filed to include additional charges against the former chief financial officer. The U.S. Attorney's Office has advised MCI that its investigation of certain former officers and employees is ongoing.

   The name, business address, and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each of the directors and executive officers of MCI, Intermedia, Business Internet and Intermedia Investment are set forth in Schedule I of this Offer to Purchase.

   None of MCI, Intermedia, Business Internet or Intermedia Investment has made any arrangements in connection with the Offer to provide holders of shares of Class A Common Stock access to their corporate files or to obtain counsel or appraisal services at their expense.

   Except as set forth elsewhere in this Offer to Purchase: (i) none of MCI, Intermedia, Business Internet or Intermedia Investment or, to the best knowledge of MCI, Intermedia, Business Internet or Intermedia Investment, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of MCI, Intermedia, Business Internet or Intermedia Investment or any of the persons so listed, beneficially owns or has a right to acquire any shares of Class A Common Stock or any other equity securities of Digex; (ii) none of MCI, Intermedia, Business Internet or Intermedia Investment or, to the best knowledge of MCI, Intermedia, Business Internet or Intermedia Investment, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the shares of Class A Common Stock or any other equity securities of Digex during the past 60 days; (iii) none of MCI, Intermedia, Business Internet or Intermedia Investment or, to the knowledge of MCI, Intermedia, Business Internet or Intermedia Investment, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Digex, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) in the past two years from the date hereof, there have been no transactions which would require reporting under the rules and regulations of the SEC between any of MCI or any of its respective subsidiaries (including Intermedia, Business Internet and Intermedia Investment) or, to the best knowledge of MCI, Intermedia, Business Internet or Intermedia Investment, any of the persons listed in Schedule I hereto, on the one hand, and Digex or any of its executive officers, directors or affiliates, on the other hand; and
(v) in the past two years from the date hereof, there have been no contacts, negotiations or transactions between any of MCI, Intermedia, Business Internet or Intermedia Investment or any of its respective subsidiaries or, to the best knowledge of MCI, Intermedia, Business Internet or Intermedia Investment, any of the persons listed on Schedule I hereto, on the one hand, and Digex or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Digex. See "SPECIAL FACTORS--1. BACKGROUND OF THE OFFER; --7. STRUCTURE OF MCI'S OWNERSHIP AND OPERATING ARRANGEMENTS OF DIGEX; --9. BENEFICIAL OWNERSHIP OF COMMON STOCK; --10. TRANSACTIONS AND ARRANGEMENTS CONCERNING CLASS A COMMON STOCK; and --11. RELATED PARTY TRANSACTIONS."

   Statements MCI, Intermedia, Business Internet and Intermedia Investment may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although MCI, Intermedia, Business Internet and Intermedia Investment believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known or unknown risks which may cause MCI's, Intermedia's, Business Internet's or Intermedia Investment's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from MCI's, Intermedia's, Business Internet's or Intermedia Investment's expectations include, without limitation, federal and state regulatory developments and litigation.

10.  SOURCE AND AMOUNT OF FUNDS

   MCI estimates that the total amount of funds required to purchase all of the outstanding shares of Class A Common Stock and all the shares of Series A Convertible Preferred Stock and to pay all related fees and expenses will be approximately $32.5 million. MCI has the funds required to consummate the Offer and the purchase of the Series A Convertible Preferred Stock in cash on hand and has obtained the Bankruptcy Court's authorization and approval for the Offer, including the payment of the purchase price for the shares and the fees and expenses incurred as part of the Offer. The purchase price for the shares and the fees and expenses incurred as part of the Offer and the Merger will constitute administrative expenses to be paid in full as part of the chapter 11 proceedings.

11.  CERTAIN CONDITIONS TO THE OFFER

   Notwithstanding any other provision of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) and under the Exchange Act (relating to our obligation to pay for or return tendered shares of Class A Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Class A Common Stock, and may amend the Offer (except with respect to the Minimum Condition) or terminate the Offer and not accept for payment any tendered shares of Class A Common Stock. Notwithstanding any other provisions of the Offer, or any extension of the Offer, MCI will not be required to accept for purchase any shares of Class A Common Stock if any of the following conditions have occurred or exists or have not been satisfied or waived before or as of the expiration of the Offer:

   (a) sufficient shares of Class A Common Stock are validly tendered and not properly withdrawn prior to the expiration of the Offer to satisfy the Minimum Condition;

   (b) MCI's agreement with Hewlett-Packard to acquire all of Digex's outstanding shares of Series A Convertible Preferred Stock shall be binding and enforceable and all conditions to the consummation of the purchase of the shares of the Series A Convertible Preferred Stock shall have been satisfied or waived (except for such conditions contemplated by such agreement to be fulfilled concurrent with the consummation of such purchase);

   (c) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Offer or the Merger which, in our judgment, would reasonably be expected to impair our ability to proceed with the Offer or the Merger;

   (d) any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with Offer or the Merger;

   (e) a banking moratorium shall have been declared by United States federal or state authorities which, in our judgment, would reasonably be expected to impair our ability our to proceed with the Offer or the Merger;

   (f) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the Offer;

   (g) any tender or exchange offer (other than the Offer) with respect to some or all of the outstanding shares of Class A Common Stock shall have been proposed, announced or made by any person, entity or group or a merger, acquisition or other business combination proposal for Digex, MCI, Intermedia, Business Internet or Intermedia Investment (other than the Offer or the Merger) shall have been proposed, announced or made by any person, entity or group;

   (h) Digex or MCI, or a subsidiary thereof, shall have reached an agreement or understanding that the Offer be terminated or amended or MCI (or a subsidiary thereof) shall have entered into a definitive agreement or an agreement in principle to acquire Digex by merger or similar business combination or purchase of shares of Class A Common Stock or assets of Digex;

   (i) any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the Offer or the Merger as contemplated hereby; or

   (j) there shall have occurred or be in existence any other event, circumstance or condition, which, in our reasonable judgment, would prevent us from causing the Merger to be effected following the consummation of the Offer.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or, except for the condition that sufficient shares be validly tendered and not withdrawn prior to expiration of the Offer to satisfy the Minimum Condition, may be waived by us, in whole or in part at any time or from time to time, before or as of the expiration of the Offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

12.  DIVIDENDS AND DISTRIBUTIONS

   If, on or after the date hereof, Digex should (i) split, combine or otherwise change the shares of Class A Common Stock or its capitalization, (ii) acquire currently outstanding shares of Class A Common Stock or otherwise cause a reduction in the number of outstanding shares of Class A Common Stock or
(iii) issue or sell additional shares of Class A Common Stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares of Class A Common Stock issued pursuant to the exercise of stock options outstanding as of the date hereof or the conversion of shares of Class B Stock or Series A Convertible Preferred Stock into Class A Common Stock pursuant to the terms of the Digex Certificate, then, subject to the provisions of "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER," we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

   If, on or after the date hereof, Digex should declare or issue with respect to the shares of Class A Common Stock any additional shares of Class A Common Stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, distributable to stockholders of record on a date prior to the transfer to us or our nominee or transferee on Digex's stock transfer records of the shares of Class A Common Stock purchased pursuant to the Offer, then, subject to the provisions of "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER," the Offer Price and other terms of the Offer may, in our sole discretion, be reduced by the whole of any such non cash dividend, distribution or issuance to be received by the tendering stockholders and will (i) be received and held by the tendering stockholders for the account of MCI and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of MCI, accompanied by appropriate documentation of transfer or (ii) at our direction, be exercised for the benefit of MCI, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittances and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion.

13.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

   Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Digex with the SEC and other publicly available information regarding Digex, none of MCI, Intermedia, Business Internet or Intermedia Investment is aware of any licenses or regulatory permits that would be material to the business of Digex and its subsidiaries, taken as a whole, and that might be adversely affected by our or Intermedia Investment's acquisition of shares of Class A Common Stock (and the indirect acquisition of the stock of Digex's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of shares of the Class A Common Stock (and the indirect acquisition of the stock of Digex's subsidiaries) by us pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Digex's business, or that certain parts of Digex's or our business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Our obligation to purchase and pay for shares of Class A Common Stock is subject to certain conditions, including conditions with respect to governmental actions. See the "INTRODUCTION" and "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER" for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

   State Takeover Laws. A number of states have adopted laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, security holders, principal executive offices or principal places of business therein. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") in 1982 invalidated the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult, on constitutional grounds because the statute imposed a substantial burden on interstate commerce. However, in 1987, in CTS Corp v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of a majority of the disinterested stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   Digex conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We have not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as described herein, none of MCI, Intermedia, Business Internet or Intermedia Investment has recently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, MCI, Intermedia, Business Internet or Intermedia Investment might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares of Class A Common Stock tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for purchase, or pay for, any shares of Class A Common Stock tendered. See "THE TENDER OFFER--11. CERTAIN CONDITIONS TO THE OFFER".

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Under HSR Act reporting regulations, each of MCI, Intermedia, Business Internet and Intermedia Investment is deemed in "control" of Digex. In particular, these regulations provide that the term "controls" means holding 50% or more of the outstanding voting securities of an issuer. Because each of MCI, Intermedia, Business Internet and Intermedia Investment holds, either directly or indirectly, in excess of 50% of the outstanding voting securities of Digex, MCI, Intermedia, Business Internet and Intermedia Investment believe no HSR Act filing is required in connection with the Offer and the Merger.

   Section 203 of the DGCL. In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless certain conditions, such as approval of the board of directors of the target corporation or ownership of at least 85% of the voting stock of the corporation prior to the Business Combination, are met. As a provision of the Digex Settlement, Section 203 of the DGCL was made inapplicable to certain transactions between Digex and us, which such transactions include the Offer and the Merger.

   Article Twelfth of the Digex Certificate. Article Twelfth provides that Digex will not, and will not permit, cause or suffer any direct or indirect subsidiary of Digex to, enter into or engage in certain specified transactions, which includes the merger or consolidation of Digex or any direct or indirect subsidiary of Digex with or into any "interested stockholder" (defined to include MCI, Intermedia, Business Internet and Intermedia Investment), unless Digex shall have two or more independent directors and a majority thereof shall have approved the transaction. Nevertheless, the prior written approval of a majority of the independent directors shall not be required if such independent directors first review and recommend to the full Board of Directors not to approve such transaction and, despite such recommendation, at least 66 2/3% of the directors, excluding the independent directors, determines in good faith, at a meeting duly called pursuant to the bylaws of Digex, that the proposed transaction is fair to Digex and its stockholders and sets forth its reasons for such determination in the records of such meeting. An "independent director" is defined to mean any member of Digex's Board of Directors who is (i) not (a) an employee, agent or officer of an interested stockholder or any of its subsidiaries (including Digex or any of its subsidiaries), (b) a director of an interested stockholder or (c) a relative of any of the foregoing and (ii) does not have any direct or indirect financial interest in an interested stockholder or any of its subsidiaries that is material to such member. Because the Special Committee is comprised of each of the "independent directors" of Digex and the Special Committee has approved the Offer and the Merger (assuming the successful consummation of the Offer), we believe that the requirements of Article Twelfth will be satisfied upon consummation of the Offer and the Merger.

   DIP Agreement. Under the DIP Agreement, which provides financing for MCI and its subsidiaries as part of their chapter 11 proceedings, MCI and its subsidiaries are prohibited from incurring certain indebtedness, making certain investments and engaging in certain mergers and consolidations. In contemplation of making and consummating the Offer and, thereupon, the Merger, MCI, its subsidiaries, the lenders under the DIP Agreement and the administrative agent have agreed to amend and waive such provisions, as they could apply to the Offer and the Merger, as the Offer and Merger are authorized by the Bankruptcy Court. MCI will not rely on the financing under the DIP Agreement for purposes of purchasing Class A Common Stock as part of the Offer and the Merger. Currently, we have no material outstanding drawings under the DIP Agreement, although we do have issued letters of credit, in an outstanding amount of less than $100 million, provided under the DIP Agreement.

14.  CERTAIN FEES AND EXPENSES

   Except as set forth below, MCI, Intermedia, Business Internet and Intermedia Investment will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Class A Common Stock pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

   We have retained Georgeson Shareholder Communications Inc. as the Information Agent in connection with the Offer. The Information Agent may contact holders of shares of Class A Common Stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of shares of Class A Common Stock. We will pay the Information Agent customary compensation for all such services in addition to reimbursement of reasonable out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

   In addition, we have retained Continental Stock Transfer & Trust Company as the Depositary in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, and we will reimburse the Depositary's reasonable out-of-pocket expenses and indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

   In addition, MCI, Intermedia, Business Internet and Intermedia Investment and their affiliates will incur their own fees and expenses in connection with the Offer. As previously noted in this Offer to Purchase, we have obtained the Bankruptcy Court's authorization and approval for the Offer, including the payment of the fees and expenses we incur as part of the Offer. Such fees and expenses will constitute administrative expenses to be paid in full as part of the chapter 11 proceedings.

   The following is an estimate of expenses incurred or to be incurred in connection with the Offer.

       Filing Fees............................................. $  1,652
       Legal Fees..............................................  400,000
       Printing and Mailing and Miscellaneous Fees and Expenses $250,000
       Depositary Fees.........................................    5,000
       Information Agent Fees..................................   10,000
                                                                --------
          Total................................................ $666,652

   Digex's Special Committee retained Lane Berry to render an opinion regarding the fairness, from a financial point of view, to the holders of Class A Common Stock of Digex, other than MCI and its subsidiaries, of the proposed Offer by MCI to acquire all of the outstanding shares of Class A Common Stock held by such stockholders at a price of $0.80 per share in cash. Under the terms of the engagement letter with Lane Berry, Digex has agreed to pay Lane Berry a fee of $325,000, payable upon notification by Lane Berry to the Special Committee that Lane Berry is prepared to deliver a fairness opinion related to the Offer. An additional fee of $200,000 is payable to Lane Berry upon the earlier of (i) the closing of a tender offer to purchase shares or (ii) the closing of a merger, in each case relating to the Offer. Digex has also agreed to reimburse Lane Berry for its reasonable expenses incurred, including the fees and expenses of its legal and other professional advisors. In addition, Digex has agreed to indemnify Lane Berry and its affiliates, their respective directors, officers, agents, and employees and each person, if any, controlling Lane Berry or any of its affiliates against certain liabilities and expenses.

   In addition, Digex had previously engaged Lane Berry as a financial advisor in connection with its exploration of strategic alternatives, including a possible sale or merger transaction. However, any transaction with MCI and its affiliates was expressly excluded from such engagement. Lane Berry has been paid a total of $150,000 under such engagement.

   Lane Berry is an investment banking firm that, as part of its business, is regularly engaged in the valuation of businesses, including technology companies, and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, and private and public financings. In addition, Lane Berry and its affiliates may in the future seek to provide financial advisory services to Digex or MCI. The Special Committee selected Lane Berry on the basis of, among other things, Lane Berry's experience and expertise in mergers and acquisitions matters, commitment of highly experienced senior level professionals to advising the Special Committee, sophistication in dealing with complex transactions, prior satisfactory experience with Lane Berry and its performance on the part of Digex and the Special Committee in connection with Digex's prior efforts to identify a potential acquiror and Lane Berry's independence.

   In addition, Digex will incur its own fees and expenses (including legal fees and expenses) in connection with the Offer.

15.  MISCELLANEOUS

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Class A Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of shares of Class A Common Stock in such jurisdiction. None of MCI, Intermedia, Business Internet or Intermedia Investment is aware of any jurisdiction in which the making of the Offer or the acceptance of shares of Class A Common Stock would not be in compliance with the laws of such jurisdiction.

   In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

   MCI, Intermedia, Business Internet and Intermedia Investment have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3 relating to "going private" transactions, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the same manner as described in "THE TENDER OFFER--7. CERTAIN INFORMATION CONCERNING DIGEX" with respect to information concerning Digex.

   No person has been authorized to give any information or to make any representation on behalf of MCI, Intermedia, Business Internet or Intermedia Investment not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of MCI, Intermedia, Business Internet, Intermedia Investment or Digex since the date as of which information is furnished or the date of this Offer to Purchase.

                                          WORLDCOM, INC.

                                          August 27, 2003

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

                                  SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF MCI, INTERMEDIA, BUSINESS
                      INTERNET AND INTERMEDIA INVESTMENT

   Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of MCI, Intermedia, Business Internet and Intermedia Investment. Unless otherwise noted, each of the following directors and executive officers are citizens of the United States of America.

                  1.  Directors and Executive Officers of MCI



                                              Present Principal Occupation or Employment;
  Name and Business Address                Material Positions Held During the Past Five Years
  -------------------------                --------------------------------------------------

Michael D. Capellas            Chairman of the Board of Directors, President and Chief Executive Officer
c/o WorldCom, Inc.             of WorldCom, Inc. since December 2002. President and Chief Executive
22001 Loudoun County Pkwy      Officer of Compaq Corporation (computer manufacturer and services, 20555
Ashburn, VA 20147              SH 249, Houston, Texas 77070) from July 1999, and upon Compaq
                               Corporation's merger with Hewlett-Packard Company (computer manufacturer and services, 3000 Hanover Street, Palo Alto, California
                               94304-1185) was President of Hewlett-Packard Company from May 2002 to
                               November 2002. Chairman of the Board of Directors of Compaq Corporation
                               from September 2000 until May 2002. Prior to July 1999, Mr. Capellas served as Chief Operating Officer of Compaq Corporation, having joined
                               Compaq Corporation in 1998 as Senior Vice President, Information
                               Management and Chief Information Officer. Prior to joining Compaq
                               Corporation, he was Senior Vice President and General Manager of the
                               global energy business of Oracle Corporation (computer software and services, 500 Oracle Parkway, Redwood Shores, California 94065) from
                               1997 to 1998.

Dennis R. Beresford            Director of WorldCom, Inc. since July 2002. Professor of Accounting at the
J.M. Tull School of Accounting J.M. Tull School of Accounting, Terry College of Business, University of
Terry College of Business      Georgia (educational services, 255 Brooks Hall, Athens, Georgia 30602-
The University of Georgia      6252). Chairman of the Financial Accounting Standards Board from 1987 to
Athens, GA 30602               1997. Director and Chairman of the audit committee of Legg Mason, Inc.
                               and director and member of the audit committee of Kimberly-Clark
                               Corporation.

Nicholas deB. Katzenbach       Director of WorldCom, Inc. since July 2002. Attorney in private practice
c/o WorldCom, Inc.             since 1994.
22001 Loudoun County Pkwy
Ashburn, VA 20147

C.B. Rogers, Jr.               Director of WorldCom, Inc. since August 2002. Chairman of the Board of
Equifax Inc.                   Equifax, Inc. (business information services, 1550 Peachtree Street, N.W.,
3060 Peachtree Road            Atlanta, Georgia 30309) from 1995 to 1999. Chief Executive Officer of
Suite 240                      Equifax, Inc. from October 1989 to October 1995. Various executive
Atlanta, GA 30305              positions, including Senior Vice President for Corporate Staff Operations,
                               Senior Vice President and Group Executive of the Information Systems
                               Group and President of General Systems Division, of IBM Corporation from
                               1960 to 1987. Director of Oxford Industries and Datagistics, Inc.

                                      1

                                           Present Principal Occupation or Employment;
Name and Business Address               Material Positions Held During the Past Five Years
-------------------------               --------------------------------------------------

Cynthia K. Andreotti      President, Business Markets of WorldCom, Inc. since January 2003. Served as
c/o WorldCom, Inc.        President of WorldCom, Inc. Global Accounts and Strategic Ventures and
22001 Loudoun County Pkwy Alliances and Senior Vice President of WorldCom, Inc. Global Accounts during
Ashburn, VA 20147         the period from December 1998 to December 2002. Previously Senior Vice
                          President of MCI Communications Corporation Global Accounts and Corporate
                          National Accounts during the period from 1990 to December 1998.

Robert T. Blakely         Executive Vice President and Chief Financial Officer of WorldCom, Inc. since
c/o WorldCom, Inc.        June 2002. Member of Financial Accounting Standards Advisory Council from
22001 Loudoun County Pkwy 1999 to 2003. President of Performance Enhancement Group, Ltd. (business
Ashburn, VA 20147         development consulting services, 910 Travis, Suite 1500, Houston, Texas 77002)
                          from July 2002 to April 2003. Executive Vice President and Chief Financial
                          Officer of Lyondell Chemical Company (chemical manufacturer, 1221
                          McKinney Street, Suite 700, Houston, Texas 77010) from November 1999 to
                          June 2002. Executive Vice President of Tenneco Inc. (oil and gas products and services, 1275 King St., Greenwich, Connecticut 06831-2946) from 1996 to
                          November 1999 and Chief Financial Officer of Tenneco Inc. from 1981 to
                          November 1999. Director of Natural Resource Partners L.P. since February
                          2003.

Seth D. Blumenfeld        President, WorldCom International of WorldCom, Inc. since WorldCom's
c/o WorldCom, Inc.        acquisition of MCI in 1998. Previously was President and Chief Operating
2 International           Officer of MCI International from 1984 to 1998.
Rye Brook, NY 10573

Fred M. Briggs            President, Operations and Technology of WorldCom, Inc. since January 2002.
c/o WorldCom, Inc.        Senior Vice President of WorldCom Inc.'s Network Services and Engineering
22001 Loudoun County Pkwy team from December 1998 to December 2001. Senior Vice President,
Ashburn, VA 20147         Engineering of MCI Communications Corporation from December 1993 to
                          December 1998.

Daniel L. Casaccia        Executive Vice President, Human Resources of WorldCom, Inc. since January
c/o WorldCom, Inc.        2003. Vice President, Human Resources of Compaq Computer Corporation
22001 Loudoun County Pkwy (computer manufacturer and services, 20555 SH 249, Houston, Texas 77070)
Ashburn, VA 20147         from 1999, including from May 2002 for its successor Hewlett-Packard
                          Company (computer manufacturer and services, 3000 Hanover Street, Palo Alto,
                          California 94304-1185) to January 2003. Corporate Vice President, Human
                          Resources of Landmark Graphics Corporation (software and services provider for upstream oil and gas industry, Building 1, Suite 200, 2101 City West Blvd.,
                          Houston, Texas 77042-2827) from 1991 to 1999.

Jonathan C. Crane         Executive Vice President, Strategy and Marketing of WorldCom, Inc. since
c/o WorldCom, Inc.        January 2003. Director and Chairman of the Board of Directors of Digex since
650 Elm Street            May 2003. President, U.S. Sales, Marketing and Services, President, U.S. Sales
Manchester, NH 03101      and Global Accounts and Chief of Staff--Sales of WorldCom, Inc. from January
                          2002 to January 2003. Chairman of the Board of Directors and Chief Executive
                          Officer of Adero, Inc. (Internet services, Walton, Massachusetts) from 1999 to
                          2001. Chairman of the Board of Directors and Chief Executive Officer of
                          Marcam Solutions, Inc. (business computer services, 880 Laurentian Drive,
                          Burlington, Ontario, Canada, L7VN 3V6) from 1997 to 1999. Director of
                          Embratel Participacoes, S.A.

                                      2

                                        Present Principal Occupation or Employment;
Name and Business Address            Material Positions Held During the Past Five Years
-------------------------            --------------------------------------------------

Victoria D. Harker        Senior Vice President, Finance of WorldCom, Inc. since April 2003. Acting
c/o WorldCom, Inc.        Chief Financial Officer of MCI from January 2003 to April 2003. Senior
22001 Loudoun County Pkwy Vice President of Finance, Information Technology and Operations of
Ashburn, VA 20147         WorldCom, Inc.'s MCI Group from June 2001 to January 2003. Senior Vice
                          President of Finance of the Mass Markets division of WorldCom, Inc. from
                          September 1998 to June 2001.

Wayne E. Huyard           President of Mass Markets of WorldCom, Inc. since September 2002.
c/o WorldCom, Inc.        Director of Digex since September 2002. Chief Operating Officer of
22001 Loudoun County Pkwy WorldCom, Inc. Consumer Services from July 2002 to September 2002.
Ashburn, VA 20147         Chief Operating Officer of WorldCom, Inc.'s MCI Group from November
                          2000 until July 2002. President of WorldCom, Inc.'s Mass Markets from
                          August 1995 to November 2000.

Anastasia Kelly           Executive Vice President, General Counsel and Secretary of WorldCom, Inc.
c/o WorldCom, Inc.        since August 2003. Senior Vice President and General Counsel of Sears
22001 Loudoun County Pkwy Roebuck and Co. (retail sales, 3333 Beverly Road, Hoffman Estates, IL
Ashburn, VA 20147         60179) from March 1999 to January 2003. Senior Vice President, General
                          Counsel and Secretary of Federal National Mortgage Association (Fannie
                          Mae, mortgage lending, 3900 Wisconsin Avenue, NW, Washington, DC
                          20016) from 1995 to March 1999.

Grace Chen Trent          Vice President and Chief of Staff of WorldCom, Inc. since December 2002.
c/o WorldCom, Inc.        Director Corporate Communications and Executive Director, Office of CEO
22001 Loudoun County Pkwy of Compaq Corporation (computer manufacturer and services, 20555 SH
Ashburn, VA 20147         249, Houston, Texas 77070) from fall 1999, and upon Compaq Corporation's merger with Hewlett-Packard Company (computer manufacturer and services, 3000 Hanover Street, Palo Alto, California 94304-1185) from May
                          2002 to December 2002. Senior PR, Corporate Communications of Exxon
                          Mobil Corporation (energy, 5959 Las Colinas Boulevard, Irving, Texas
                          75039-2298) from Fall 1998 to Fall 1999. Managing Supervisor of
                          Fleishman-Hilliard Inc. (communications services, 200 N. Broadway, St.
                          Louis, Missouri 63102) from Fall 1995 to Fall 1998.

              2.  Directors and Executive Officers of Intermedia

   The following table sets forth the name and present principal occupation or employment, and material occupation, positions, offices or employments for the past five years, of each director and executive officer of Intermedia.

                                        Present Principal Occupation or Employment;
          Name                       Material Positions Held During the Past Five Years
          ----                       --------------------------------------------------

Michael D. Capellas       Sole director, President and Chief Executive Officer of Intermedia since
c/o WorldCom, Inc.        December 2002. Chairman of the Board of Directors, President and Chief
22001 Loudoun County Pkwy Executive Officer of WorldCom, Inc. since December 2002. President and
Ashburn, VA 20147         Chief Executive Officer of Compaq Corporation (computer manufacturer and services, 20555 SH 249, Houston, Texas 77070) from July 1999, and upon
                          Compaq Corporation's merger with Hewlett-Packard Company (computer manufacturer and services, 3000 Hanover Street, Palo Alto, California
                          94304-1185) was President of Hewlett-Packard Company from May 2002 to
                          November 2002. Chairman of the Board of Directors of Compaq Corporation

                                      3


                                         Present Principal Occupation or Employment;
          Name                        Material Positions Held During the Past Five Years
          ----                        --------------------------------------------------

                          from September 2000 until May 2002. Prior to July 1999, Mr. Capellas served as Chief Operating Officer of Compaq Corporation, having joined
                          Compaq Corporation in 1998 as Senior Vice President, Information
                          Management and Chief Information Officer. Prior to joining Compaq
                          Corporation, he was Senior Vice President and General Manager of the
                          global energy business of Oracle Corporation (computer software and services, 500 Oracle Parkway, Redwood Shores, California 94065) from
                          1997 to 1998.

                          Secretary of Intermedia since August 2003. Executive Vice President,
Anastasia Kelly           General Counsel and Secretary of WorldCom, Inc. since August 2003.
c/o WorldCom, Inc.        Senior Vice President and General Counsel of Sears Roebuck and Co. (retail
22001 Loudoun County Pkwy sales, 3333 Beverly Road, Hoffman Estates, IL 60179) from March 1999 to
Ashburn, VA 20147         January 2003. Senior Vice President, General Counsel and Secretary of
                          Federal National Mortgage Association (Fannie Mae, mortgage lending,
                          3900 Wisconsin Avenue, NW, Washington, DC 20016) from 1995 to March
                          1999.

           3.  Directors and Executive Officers of Business Internet

   The following table sets forth the name and present principal occupation or employment, and material occupation, positions, offices or employments for the past five years, of each director and executive officer of Business Internet.

                                         Present Principal Occupation or Employment;
          Name                        Material Positions Held During the Past Five Years
          ----                        --------------------------------------------------

Michael D. Capellas       Sole director, President and Chief Executive Officer of Business Internet
c/o WorldCom, Inc.        since December 2002. Chairman of the Board of Directors, President and
22001 Loudoun County Pkwy Chief Executive Officer of WorldCom, Inc. since December 2002. President
Ashburn, VA 20147         and Chief Executive Officer of Compaq Corporation (computer manufacturer and services, 20555 SH 249, Houston, Texas 77070) from July 1999, and upon Compaq Corporation's merger with Hewlett-Packard Company
                          (computer manufacturer and services, 3000 Hanover Street, Palo Alto,
                          California 94304-1185) was President of Hewlett-Packard Company from
                          May 2002 to November 2002. Chairman of the Board of Directors of
                          Compaq Corporation from September 2000 until May 2002. Prior to July
                          1999, Mr. Capellas served as Chief Operating Officer of Compaq
                          Corporation, having joined Compaq Corporation in 1998 as Senior Vice
                          President, Information Management and Chief Information Officer. Prior to
                          joining Compaq Corporation, he was Senior Vice President and General
                          Manager of the global energy business of Oracle Corporation (computer software and services, 500 Oracle Parkway, Redwood Shores, California
                          94065) from 1997 to 1998.

                          Secretary of Business Internet since August 2003. Executive Vice President,
Anastasia Kelly           General Counsel and Secretary of WorldCom, Inc. since August 2003.
c/o WorldCom, Inc.        Senior Vice President and General Counsel of Sears Roebuck and Co. (retail
22001 Loudoun County Pkwy sales, 3333 Beverly Road, Hoffman Estates, IL 60179) from March 1999 to
Ashburn, VA 20147         January 2003. Senior Vice President, General Counsel and Secretary of
                          Federal National Mortgage Association (Fannie Mae, mortgage lending,
                          3900 Wisconsin Avenue, NW, Washington, DC 20016) from 1995 to March
                          1999.

                                      4

         4.  Directors and Executive Officers of Intermedia Investment

   The following table sets forth the name and present principal occupation or employment, and material occupation, positions, offices or employments for the past five years, of each director and executive officer of Intermedia
Investment.


Michael D. Capellas       Sole director, President and Chief Executive Officer of Intermedia Investment
c/o WorldCom, Inc.        since December 2002. Chairman of the Board of Directors, President and Chief
22001 Loudoun County Pkwy Executive Officer of WorldCom, Inc. since December 2002. President and
Ashburn, VA 20147         Chief Executive Officer of Compaq Corporation (computer manufacturer and services, 20555 SH 249, Houston, Texas 77070) from July 1999, and upon
                          Compaq Corporation's merger with Hewlett-Packard Company (computer manufacturer and services, 3000 Hanover Street, Palo Alto, California 94304-
                          1185) was President of Hewlett-Packard Company from May 2002 to
                          November 2002. Chairman of the Board of Directors of Compaq Corporation
                          from September 2000 until May 2002. Prior to July 1999, Mr. Capellas served as Chief Operating Officer of Compaq Corporation, having joined Compaq
                          Corporation in 1998 as Senior Vice President, Information Management and
                          Chief Information Officer. Prior to joining Compaq Corporation, he was Senior
                          Vice President and General Manager of the global energy business of Oracle
                          Corporation (computer software and services, 500 Oracle Parkway, Redwood
                          Shores, California 94065) from 1997 to 1998.

                          Secretary of Intermedia Investment since August 2003. Executive Vice
Anastasia Kelly           President, General Counsel and Secretary of WorldCom, Inc. since August
c/o WorldCom, Inc.        2003. Senior Vice President and General Counsel of Sears Roebuck and Co.
22001 Loudoun County Pkwy (retail sales, 3333 Beverly Road, Hoffman Estates, IL 60179) from March 1999
Ashburn, VA 20147         to January 2003. Senior Vice President, General Counsel and Secretary of
                          Federal National Mortgage Association (Fannie Mae, mortgage lending, 3900
                          Wisconsin Avenue, NW, Washington, DC 20016) from 1995 to March 1999.


                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    ANNEX A


                          FAIRNESS OPINION OR REPORT

                               Lane, Berry & Co.
                                 International
                     Lane, Berry & Co. International, LLC
       100 Federal Street, 33/rd/ Floor, Boston, MA 02110 (617) 624-7000

                                                                August 25, 2003

Special Committee of the Board of Directors
Digex, Incorporated
14400 Sweitzer Lane
Laurel, MD 20707

Gentlemen:

   We understand that WorldCom, Inc. ("MCI") has offered to purchase all of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Digex, Incorporated (the "Company") not beneficially owned by MCI or its subsidiaries for a cash purchase price of $0.80 per share (the "Consideration") pursuant to the terms and conditions set forth in that certain draft Offer to Purchase provided by MCI on August 24, 2003 and as reflected in the letters of August 25, 2003 and July 24, 2003 from MCI to the Special Committee of the Company (the "Transaction"). MCI has also entered into an agreement with Hewlett-Packard Company and its wholly owned subsidiary, HPQ Holdings, LLC, to acquire all of the Company's outstanding shares of Series A Convertible Preferred Stock. The terms and conditions of the Transaction are set forth in more detail in the Offer to Purchase and the Stock Purchase Agreement dated as of July 23, 2003 among Hewlett-Packard Company, HPQ Holdings, LLC and MCI.

   You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Class A Common Stock (other than MCI and its subsidiaries) of the Consideration to be received by such stockholders in the Transaction. In connection with rendering our opinion, we have, among other things:

   (i) reviewed certain publicly available financial statements and other business and financial information regarding the Company and the trading markets for its common stock, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2002 (including the report of the auditors included therein, which contains a "going concern" qualification) and Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company;

  (ii) reviewed the financial terms and conditions contained in the draft Offer to Purchase delivered to us on August 24, 2003 and in the letters dated August 25, 2003 and July 24, 2003 from MCI to the Special Committee of the Company and assumed that the terms and conditions of the final Offer to Purchase will be the same;

 (iii) reviewed and discussed with representatives of the Company certain information of a business and financial nature furnished to us by them including financial forecasts and related assumptions of the Company prepared by the management of the Company;

  (iv) compared certain financial data for the Company with certain publicly available information concerning other companies engaged in businesses which we believe to be generally comparable to the Company's business;

                                   Annex A-1

Special Committee of the Board of Directors
Digex, Incorporated
August 25, 2003

   (v) considered certain publicly available information concerning the terms of certain recent business combinations that we deemed to be comparable, in whole or in part, to the terms of the Transaction, as well as the results of the Company's efforts to identify potential acquirors of the Company with our assistance between October 2002 and February 2003, which efforts were subsequently terminated;

  (vi) made inquiries regarding and discussed the Transaction, the Offer to Purchase and other matters related thereto with the Company's counsel and management; and

 (vii) performed such other analyses and considered such other information as we deemed appropriate.

   In preparing our opinion, we have assumed and relied, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us from public sources or by the Company and have not independently verified such information. We have neither obtained nor performed any independent valuation or appraisal of the assets or liabilities of the Company. With respect to the unaudited internal financial statements and the financial projections and forecasts of the Company provided to us by the Company, we have assumed, following discussions with Company management, that such financial statements, financial projections and forecasts have been prepared on a reasonable basis in accordance with industry practice and reflect the best currently available estimates and good faith judgments of the senior management of the Company as to the future competitive, operating and regulatory environments and expected future financial performance of the Company and that the Company's senior management was not aware of any information or facts that would make the information provided to us incomplete or misleading. While we have discussed the Company's unaudited interim financial statements, financial projections and forecasts with its management, we assume no responsibility for and express no view as to such unaudited interim financial statements, financial projections and forecasts. We have relied on the advice of counsel to the Company as to all legal matters with respect to the Company, the Transaction and the Offer to Purchase. We have assumed that the Transaction will be consummated upon the terms set forth in the Offer to Purchase, without material alteration thereof and without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on the Transaction or other actions contemplated by the Offer to Purchase.

   We were not requested to, nor did we solicit, any prospective alternative acquirors of the Company or seek to identify any alternative transactions that might be available to the Company following MCI's expression of interest in pursuing an acquisition transaction with the Company. We express no opinion as to whether any alternative transaction might produce consideration for the holders of Class A Common Stock (other than MCI and its subsidiaries) in an amount in excess of that contemplated to be received by such stockholders in the Transaction.

   We have acted as financial advisor to the Special Committee and the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services, a portion of which is contingent upon the consummation of the Transaction. Also, we were previously retained by the Company in October 2002 to provide financial advisory services in connection with the potential sale of the Company and received a fee in connection with our services.

                                   Annex A-2

Special Committee of the Board of Directors
Digex, Incorporated
August 25, 2003

   It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Special Committee. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect to the Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts thereof) made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to whether or not any holder of shares of Class A Common Stock should tender their shares pursuant to the Offer to Purchase or as to how such stockholder should vote or act on any matter relating to the merger proposed to occur following consummation of the tender offer. Further, this opinion does not address the relative merits of the Transaction or other actions contemplated by the Offer to Purchase compared with other business strategies or alternative transactions that might be available to the Company, the Company's underlying business decision to proceed or effect the Transaction, or any other aspect of the Transaction.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth therein and based upon such other matters as we consider relevant, it is our opinion on the date hereof that the Consideration to be received by the holders of Class A Common Stock (other than MCI and its subsidiaries) pursuant to the Transaction is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          Lane, Berry & Co. International


                                              By: /s/  Erik M. Jensen
                                                  ------------------------------
                                                  Name: Erik M. Jensen
                                                  Title: Managing Director

                                   Annex A-3

                                    ANNEX B

                 SECTION 262 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

   (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S) (S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

   a. Shares of stock of any other corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

   b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

   c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

   d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                   Annex B-1

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d)  Appraisal rights shall be perfected as follows:

   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

   (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise

                                   Annex B-2
entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of the shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceedings, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. A stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                                   Annex B-3

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholder of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   Annex B-4

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares of Class A Common Stock and any other required documents should be sent or delivered by each stockholder of Digex or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:


                       The Depositary for the Offer is:

                  Continental Stock Transfer & Trust Company

          By Mail:
                                                                         By Overnight Delivery:

Continental Stock Transfer &                  By Hand:                     Continental Stock
       Trust Company         Continental Stock Transfer & Trust Company Transfer & Trust Company
   17 Battery Place, 8th               17 Battery Place, 8th             17 Battery Place, 8th
           Floor                               Floor                             Floor
 Reorganization Department           Reorganization Department          Reorganization Department
     New York, NY 10004                  New York, NY 10004                New York, NY 10004

                                  By Facsimile
                                 Transmissions:
                                  (for Eligible
                               Institutions only)
                                 (212) 616-7610

                                   Telephone:
                                 (800) 509-5588

                                Confirm Facsimile
                                  By Telephone:
                                (800) 509-5588 or
                                 (212) 845-3229

   Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at MCI's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

[LOGO]
Georgeson Shareholder

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                              New York, NY 10004
                  Stockholders Call Toll-Free: (866) 295-8105
                     Banks and Brokers Call (212) 440-9800